AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MAY 28, 2021

MJ HARVEST, INC.

9205 W Russell Road, Suite 240

Las Vegas, Nevada 89139

Telephone: (954) 519-3115

Up to 10,000,000 Units

Minimum investment of $1,000, or 1,000 Units

(each Unit to include one share of Common Stock and one Warrant to purchase an additional share)

SEE “SECURITIES BEING OFFERED” AT PAGE 6

	Price to Public	Broker-Dealer discount and commissions	Proceeds to issuer (1)	Proceeds to other persons
Per Unit	$1.00	$0.00	$1.00	$0.00
Total Minimum	$1.00	$0.00	$0.00	$0.00
Total Maximum	$1.00	$0.00	$10,000,000	$0.00

(1) The company estimates that the amount of expenses, including state filing fees, related to the offering will be approximately $200,000 regardless of the number of Units that are sold in this offering.

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. The offering is being conducted on a best-efforts basis without any minimum target. There is no minimum number of Units that must be sold in order for funds to be released to the company and for this offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on a monthly or more frequent basis.

Each holder of MJ Harvest, Inc. (“MJHI”) Common Stock (the “Common Stock”) is entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately July 15, 2021.

The company is following the “offering circular” format of disclosure under Regulation A.

Our shares of Common Stock are currently quoted on the OTCQB under the symbol MJHI. Over the past 52 weeks, our shares have traded at a low value of $0.15 and a high value of $2.93, creating a public float value ranging from approximately $3,375,000 to $66,000,000. As such, we are defined as a “smaller reporting company” and are subject to reduced ongoing disclosure requirements.

In this offering circular, the term “MJHI” “we,” “us, “our” or “the company” refers to MJ HARVEST, Inc., a Nevada corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to achieve our business of producing and selling products;

●	The legalization of cannabis production and use in states where it is not currently legal;

●	Our ability to attract, retain and motivate qualified employees and management.

●	The impact of federal, state or local government regulations;

●	Competition in our industry;

●	Availability and cost of additional capital;

●	Litigation in connection with our business;

●	Our ability to protect our trademarks, patents and other proprietary rights; and

●	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but not exhaustive. New risk factors and uncertainties not described here or elsewhere in this Offering Circular, including in the sections of entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” may emerge from time to time. Moreover, because we operate in a competitive and rapidly changing environment, it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. The forward-looking statements are also subject to the risks and uncertainties specific to the company including but not limited to the fact that we have limited operating history and have limited number of management and other staff. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements.

This Offering Circular contains estimates and statistical data that we obtained from industry publications and reports. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information, and you are cautioned not to give undue weight to such estimates. Although we believe the publications are reliable, we have not independently verified their data. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

You should read this Offering Circular and the documents that we reference and have filed as exhibits to the offering statement of which this Offering Circular is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect.

Should one or more of the risks or uncertainties described in this Offering Circular occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this Offering Circular are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this offering circular.

SUMMARY

MJ Harvest, Inc. (the “Company”) is a corporation formed in the State of Nevada on August 15, 2002. Over the past three years the Company, has focused its business on developing, acquiring, and distributing agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis retail industry. In 2017, the Company acquired a 51% interest in G4 Products LLC, (“G4”) which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company organized AgroExports LLC (“Agro”) to serve as the domestic and international distribution arm for sales of agricultural and horticultural tools and implements, and also created www.procannagro.com for online sales of its products.

On December 7, 2018, the Company acquired the remaining 51% of G4, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments from sales in Canada. Sales in Canada are currently serviced through a fulfillment center in Toronto.

The Company has recently expanded its business focus to include acquisition of an interest in a vertically integrated cannabis company, PPK Investment Group, Inc. (“PPK”) operating in Oklahoma under the Country Cannabis trade name (“Country Cannabis”). Our initial relationship with the Country Cannabis Brand took the form of a $620,000 convertible loan. The loan was converted on May 19, 2021 into a 6.2% interest in PPK and an additional investment of $380,000 was made through issuance of 1,520,000 shares of Company’s Common Stock. The aggregate investment of $1,000,000 equates to a 10% interest in Country Cannabis. Our business plan and focus for the coming periods is more fully described under the heading “THE COMPANY’S BUSINESS,” on page 13.

Our executive offices are located at 9205 W. Russell Road, Suite 204, Las Vegas, Nevada 89139, and our telephone number is (954) 519-3115. We maintain a website at www.mjharvestinc.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this offering circular.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “Commission”). The Commission maintains an internet site that contains our public filings with the Commission and other information regarding our company, at www.sec.gov.

The Offering

Securities offered	Up to 10,000,000 Units. Each Unit is comprised of one share of Common Stock and one warrant for the purchase of one additional share of Common Stock at the exercise price of $2.00 per share.

Common Stock outstanding before the offering	25,301,436 shares of Common Stock.

Preferred Stock outstanding before the offering	No shares of Preferred Stock are outstanding.

Common Stock outstanding after the offering	35,301,436 shares of Common Stock assuming all offered Units are sold.

Unit Price	$1.00 per unit

Minimum investment	$1,000 (1,000 Units)

Use of Proceeds

Proceeds from this offering will be used to increase the Company’s interest in PPK, expand the Country Cannabis Brand into other states, pursue licensing and distribution relationships with other companies to diversify our product offerings and to hire personnel to support growth of the Company as needed. The Company also continues to evaluate other acquisition opportunities that align closely with or are supportive of the PPK business and or the business of distributing horticultural and agricultural implements.

See “Use of Proceeds to Issuer” section of this offering circular.

Summary Risk Factors

Our business is subject to numerous risks described in “Risk Factors” immediately following this summary and elsewhere. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of the more significant risks are:

●	We may never achieve or sustain profitability;

●	We may not be able to attract sufficient capital to finance all of our planned operations;

●	We may be unable to continue as a going concern;

●	In the event this offering is not successful in raising at least $1,000,000 in equity capital, we may be unable to retire short-term debt obligations that were obtained in order to fund our initial investment in PPK. Should the debt obligations go into default, the debt will then become convertible and the conversion feature could result in issuance of a significant number of common shares. Such additional shares could be sold in the public market for the company’s securities and such sales could have a negative impact on the Company’s share price.

●	We may fail to manage our expected growth, which could cause a disruption of our operations and failure to generate revenues at levels we expect;
●	We may not be able to prevent others from using our intellectual property, and may be subject to claims by third parties that we infringe on their intellectual property;

●	We will encounter competition in our business, and any failure to compete effectively could adversely affect our results of operations;

●	The impact of federal, state or local government regulations may not be favorable to our business operations;

●	A decline in general economic conditions and disruption of financial markets may, among other things, reduce our ability to raise business capital and prosecute our business plan.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is also subject to the risks that normally impact companies in our industry, and the risks to companies caused by general conditions of the economy. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Relating to Our Company

Our consolidated financial statements contain a going concern qualification.

The Company’s audited consolidated financial statements for the year ended May 31, 2020 contain a going concern qualification. We have incurred net losses and used significant cash in operating activities since inception and have an accumulated deficit of approximately $4,969,010 as of February 28, 2021. These factors raise substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on its ability to raise adequate capital to fund operating losses until it is able to engage in profitable business operations. To the extent financing is not available, the Company may not be able to, or may be delayed in, developing its services and meeting its obligations. The Company has not entered into any agreements or arrangements for the provision of additional debt or equity financing. There can be no assurance that the Company will be able to obtain the additional debt or equity capital required in order to continue its operations on terms acceptable to it or at all.

We may never achieve or sustain profitability.

We have historically operated at a loss, which has resulted in an accumulated deficit. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, could affect our efforts to raise capital, and is likely to result in a decline in our Common Stock price.

We may not be able to obtain sufficient capital to fund our growing operations and may be forced to limit the scope of our operations.

As we move forward to implement our growth strategies, we may experience increased capital needs. We may not, however, have sufficient capital to fund our future operations without additional capital investments. If adequate additional financing is not available on reasonable terms or at all, we may not be able to carry out our corporate strategy and we would be forced to modify our business plans (e.g., limit our expansion, limit our marketing efforts and/or decrease or eliminate capital expenditures), any of which may adversely affect our financial condition, results of operations and cash flow. Such reduction could materially adversely affect our business and our ability to compete.

We need to manage our growth effectively. Our failure to manage growth could cause a disruption of our operations that may result in the failure to generate revenues at expected levels.

In order to maximize potential growth in our current markets, we may have to expand our operations. Such expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Insiders have substantial control over the company, and they could delay or prevent a change in our corporate control even if our other stockholders want it to occur.

As of the date of this filing, our executive officers, directors, and principal stockholders who beneficially own 5% or more of our outstanding Common Stock, own a substantial amount of our outstanding Common Stock. These stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with our company even if our other stockholders want it to occur. This may also limit your ability to influence the company in other ways.

Our Articles of Incorporation provide for indemnification of officers and directors at our expense and limits their liability, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and applicable Nevada law provide for the indemnification of our directors and officers against attorney’s fees and other expenses incurred by them in any action to which they become a party arising from their association with or activities on our behalf. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter, if it were to occur, is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares if such a market ever develops.

Federal regulation and enforcement may adversely affect the implementation of cannabis laws and regulations may negatively impact our revenues and profits.

Currently, a majority of the states, plus the District of Columbia and U.S. territories, have laws and/or regulations that recognize, in one form or another, legitimate medical and adult recreational uses for cannabis. Many other states are considering similar legislation. Conversely, under the federal Controlled Substances Act, the policies and regulations of the federal government and its agencies are that cannabis has no medical benefit and a range of activities including cultivation and the personal use of cannabis is prohibited. Unless and until Congress amends the CSA with respect to cannabis use, as to the timing or scope of any such potential amendments there can be no assurance, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be engaged in dispensing cannabis in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect our revenues and profits. The risk of strict enforcement of the CSA in light of Congressional activity, judicial holdings, and stated federal policy remains uncertain.

The DOJ has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but has relied on state and local law enforcement to address marijuana activity. In the event the DOJ reverses its stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana in small amounts, there may be a direct and adverse impact to our business and our revenue and profits.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations.

Local, state, and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter certain aspects of our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of our business plan and result in a material adverse effect on certain aspects of our planned operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of our proposed medical marijuana businesses. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Hindsight may prove that an acquisition may not have been on favorable terms to the company.

Our goal with any future acquisition is that the acquired entity should be able to contribute neutral to positive EBITDA to the company after integration and the cost savings that are generated from the combination. To effect these acquisitions, we will likely be required to obtain lender financing or issue additional shares of stock in exchange for the shares of the target entity or the entities assets. If the performance of the acquired entity does not produce positive results for the company, the terms of the acquisition, whether it is interest rate on debt, or additional dilution of stockholders, may prove detrimental to the financial results of the company.

Risks Relating to Being a Public Company

We incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We incur significant costs associated with our public company reporting requirements and costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. These applicable rules and regulations impose legal and financial compliance costs that are burdensome to the Company. These applicable rules and regulations also make it difficult and expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Board or as executive officers. We may also be wrong in our prediction or estimate of the amount of additional costs we may incur or the timing of such costs.

Risks Related To Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares outstanding. We may also have to issue securities that may have rights, preferences and privileges senior to our Common Stock.

Moreover, in March of 2021, we signed two promissory notes in the aggregate principal amount of $900,000 that are subject to conversion in the event we default on the payments due under the note. The notes are convertible at a 10% discount to the lowest trading price during the previous twenty trading days. As such, if we default on the note, our current stockholders would be diluted.

We are subject to the “penny stock rules” which will make our securities more difficult to sell.

We are subject to the SEC’s “penny stock” rules because our securities sell below $5.00 per share. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Furthermore, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities will find it more difficult to sell their securities.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under these agreements.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial on any claim they may have against the company arising out of or relating to the subscription agreement. By signing this agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the subscription agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of Common Stock or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The occurrence of the COVID-19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic.

The COVID-19 pandemic is currently impacting countries, communities, supply chains, and markets. The global financial markets have also been severely impacted. The response to the pandemic has so far been focused on social distancing, travel bans, and quarantines in an effort to slow the spread of the disease. This may limit or restrict access to customers, facilities, inventory supplies, personnel, and advisors.  Government agencies and regulatory bodies are also impacted. All of these impacts are being felt by the Company now and they may have a significant and lasting effect on our businesses and on our efforts to expand our business through acquisitions and similar transactions. The impacts may also affect our ability to comply with regulatory requirements, including making timely filings with the Securities and Exchange Commission. Depending on the longevity and severity of the COVID-19 pandemic, our business, customers, and shareholders may experience significant negative impacts.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

If you purchase Units in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our Common Stock after this offering. Our net tangible book value as of February 28, 2021 was approximately $(1,428,704), or $(0.06) per share. Net tangible book value per share is determined by dividing our total assets less total liabilities and intangible assets by the number of shares of our Common Stock outstanding as of February 28, 2021. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

The following table demonstrates the dilution that new investors will experience upon investment in the company. This table uses the company’s net tangible book value and total shares outstanding as of February 28, 2021, of $(1,428,704) and 23,715,076, respectively, which are derived from the Company’s February 28, 2021 consolidated balance sheet. The offering costs assumed in the following table includes legal and accounting fees incurred for this Offering, state filing fees, and costs associated with establishing an offering portal, estimated to be $200,000. The table presents three scenarios for the convenience of the reader: a $2,000,000 raise from this offering, a $4,000,000 raise from this offering, and a fully subscribed $10,000,000 raise from this offering (maximum offering).

DILUTION TABLE	$2,000,000 Raise	$4,000,000 Raise	$10,000,000 Raise
Price per share	$1.00	$1.00	$1.00
Shares issued	2,000,000	4,000,000	10,000,000

Capital raised	$2,000,000	$4,000,000	$10,000,000
Less offering costs	(200,000)	(200,000)	(200,000)
Net tangible book value pre-financing	(1,428,704)	(1,428,704)	(1,428,704)
Net tangible book value post-financing	371,296	$2,371,296	$8,371,296

Shares issued and outstanding pre-financing	23,715,076	23,715,076	23,715,076
Shares issued and outstanding post-financing	25,715,076	27,715,076	33,715,076

Net tangible book value per share pre-offering	$(0.060)	$(0.060)	$(0.060)
Net tangible book value per share post-offering	$0.014	$0.086	$0.248
Increase per share attributable to new investors	$0.075	$0.15	$0.31

Dilution per share to new investors ($)	$0.93	$0.85	$0.69
Dilution per share to new investors (%)	93%	85%	69%

New investors will experience further dilution if any of our outstanding options or warrants are exercised, new options are issued and exercised or we issue additional shares of Common Stock, other equity securities or convertible debt securities in the future or if preferred shares, if any, are converted to shares of Common Stock.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

MJHI is offering a maximum of 10,000,000 Units on a “best efforts” basis.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by MJHI in its sole discretion.

The cash price per Unit is $1.00.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on a monthly or more frequent basis.

No Minimum Offering Amount

The Units being offered will be issued in one or more closings. No minimum number of Units must be sold before a closing can occur; however, investors may only purchase shares in minimum increments of $1,000. Potential investors should be aware that there can be no assurance that any amount will be raised in this offering. Because there is no minimum offering amount, there is no plan to return funds to investors if we raise minimal funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to MJHI.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. The Company will review all subscription agreements completed by the investor. After the Company has completed its review of a subscription agreement for an investment in the company, the funds may be deposited into the Company’s account.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. Reasons for rejection of an investment include, but are not limited to, the following: (i) in the event that an investor fails to provide all necessary information, even after further requests from the company; (ii) in the event an investor fails to provide requested follow up information to complete background checks or fails background checks; and (iii) in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares and warrants that constitute the Units to the investor.

Transfer Agent

The company’s transfer agent is Pacific Stock Transfer Company, an SEC registered transfer agent, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our Subscription Agreement

Our subscription agreement includes a forum selection provisions that requires any claim against the company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Nevada. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

USE OF PROCEEDS TO ISSUER

The following table set out the sources and uses of proceeds from this offering assuming the amount raised is $2,000,000, $4,000,000, or $10,000,000. The net proceeds of this offering take into account an estimated $200,000 in fixed offering expenses covering audit and legal fees, fees for formatting the filing to meet the requirements of the EDGAR system maintained by the SEC, state notice filing fees, portal fees and backend fees for the portal. Regardless of the amount raised in the offering, the proceeds from the offering will be used primarily for debt repayment and acquisition capital.

Uses of Proceeds	$2,000,000 Raise	$4,000,000 Raise	$10,000,000 Raise

Gross offering proceeds	$2,000,000	$4,000,000	$10,000,000
Offering costs	(200,000)	(200,000)	(200,000)
Net offering proceeds	1,800,000	3,800,000	9,800,000

Uses of proceeds
Debt repayment	900,000	900,000	900,000
Additional investment into PPK	—	930,000	930,000
Acquisition capital	—	970,000	6,970,000
Working capital	900,000	1,000,000	1,000,000
Total uses of proceeds	$1,800,000	$3,800,000	$9,800,000

Because the offering is a “best efforts,” the offering may not yield sufficient funds to even cover the costs of this offering.  We reserve the right to change the above use of proceeds if our management believes it is in the best interests of the company to do so.

THE COMPANY’S BUSINESS

Company Background

MJ Harvest, Inc. was first established in Nevada in 2002. Beginning in 2017, we focused on building a portfolio of best-in-class products that can benefit farmers and hobbyists in their growing operations. Our first product line consists of the DeBudder Lids and EDGE. The Debudder is used to strip buds off stems for a variety of plants, including hemp and cannabis. We also focused on building an international network of distributors that can service our customers with rapid deliveries of products stocked in country, and developed two e-commerce sites, www.procannagor.com and www.procannagro.ca, with tiered pricing for the distribution of products in the U.S. and Canada. In 2020, we expanded our product offerings to include the Kalix and NPK product lines, which offer customers access to plant nutrient products. Currently, the Company sells the debudder products through several distributors and online to retail customers. The loss of any of our three largest distributors could have a material impact on our sales of debudder products. Our sales of the Kalix and NPK product lines are dependent on the ability of Kalix and NPK to deliver products as ordered by our customers, but the sales of these product lines are not currently a material part of our business.

In September 2020, MJHI (www.mjharvestinc.com) evaluated a business opportunity with a vertically integrated marijuana company in Oklahoma, PPK Investment Group, Inc. (“PPK”), and signed a letter of intent to acquire the company following a period of due diligence. We recently completed an initial investment of $1,000,000 for a 10% interest in PPK and are working with PPK management to expand the business in Oklahoma and other markets. Our agreement with PPK provides for the eventual acquisition of up to 100% of PPK provided the increased ownership can be accomplished in accordance with Oklahoma laws governing licensing of marijuana businesses.

We continue to seek out additional agricultural and horticultural implements to add to our product offerings through distribution agreements, licensing, and acquisition. In this aspect of our business, we look for agricultural implements, durable goods, and services that will benefit smaller growers of hemp and cannabis by making their growing operations more efficient.

With the investment in PPK, our long-term focus has shifted, and we now intend to expand business beyond the hemp and cannabis agricultural product marketing niche to include vertically integrated cannabis and hemp growing operations in Oklahoma and South Dakota and we are actively looking at markets in Arizona, California, and Florida as potential areas for expansion. The timing for development of these expanded operations will depend on availability of growth capital.

On May 19, 2021, PPK entered into a cannabis joint venture agreement with the Flandreau Santee Sioux Tribe of South Dakota (“FSST”). Under the joint venture agreement, PPK will open extraction and manufacturing facilities in a building located on the FSST Reservation and will manufacture products for FSST utilizing biomass grown in FSST’s existing and expanding grow operations. FSST markets their products under the Native Nations Brand. PPK currently markets its products in Oklahoma under the Country Cannabis Brand. The joint venture agreement provides that PPK and FSST will now cross market the other’s brand in their respective states. This provides an opportunity for FSST to expand its Native Nations Brand to Oklahoma and for PPK to expand its Country Cannabis Brand into South Dakota. The joint venture also provides both PPK and FSST with additional capabilities, work force, and other synergies that will benefit both entities. MJHI currently participates as a minority investor in PPK and expects its involvement to increase as its PPK investment commitment grows and more capital is provided to PPK and the joint venture.

Strategy and Objectives

With the initial investment into PPK, and PPK’s cannabis joint venture relationship with FSST, MJHI is poised to take advantage of significant business development opportunities. The following business divisions are either in process, under development, or are being evaluated in an effort to assemble a dynamic enterprise covering all aspects of seed to sale operations in the cannabis and hemp-based CBD sectors. We believe we have selected excellent partners to assist in achieving the strategic vision outlined below.

Vertically Integrated Cannabis Operations.

Through our investment in PPK and our intention to increase the investment over time to make PPK a wholly owned subsidiary, we will operate as a vertically integrated cannabis company encompassing grow operations, harvesting, processing, extraction, manufacturing, distribution, and retail sales of a full line of products containing THC and CBD. In addition to the FSST joint venture, the Company also recently signed an agreement with International Business Group to produce and distribute the Chronic Brand of products in Oklahoma. The agreement includes a right of first refusal to offer the Chronic Brand in other markets as PPK expands its footprint. The ability to add brands to the PPK distribution system will serve to further increase the market reach of PPK and as MJHI increases its investment into PPK, the MJHI market reach and visibility will also expand.

Joint Venture for Manufacturing and Distribution with Tribal Partner

FSST is one of 574 Native American Indian tribes recognized by the United States Government. The cannabis joint venture immediately creates a burgeoning economic opportunity for PPK and adds to the tribe’s already-successful economic development portfolios within the gaming and hospitality industries. The Flandreau Santee Sioux Reservation is situated on over 5,000 acres of land located along and near the Big Sioux River in Moody County, South Dakota. The reservation facilities include the Royal River Entertainment Complex, which is the only legal casino in South Dakota with 430 gaming devices, a 300-seat entertainment and conference center, a 120-room hotel, an adjacent RV park, plus a full-service restaurant, buffet, snack bar and lounge.

The Tribe has been active in tribal cannabis since 2015 and has a state-of-the-art cultivation facility that it has resumed cannabis cultivation in after the legalization of cannabis in South Dakota in November 2020. The cultivation facility currently houses about 65 strains of cannabis and there are concurrent plans to renovate an existing building to develop a lab, kitchen, packaging, and a dispensary with drive-up service. FSST also has developed a full-line of 2018 Farm Bill Compliant hemp products which is sells under its trade name “Native Nations Cannabis.”

Native Americans have a well-known affinity for the healing and regenerative properties of plants, herbs and other natural resources. In fact, many of the products you see on health store shelves are made from naturally sourced plants, herbs, fruits and other naturally occurring plant derivatives grown on Indian reservations. For hundreds of years, American Indians have recognized both the spiritual and healing properties of plants, including cannabis. Industrial hemp and cannabis create potentially large economic opportunities for federal recognized tribes as did the gaming and hospitality industries first recognized almost 5 decades ago.

Federal recognition of the sovereign status of Native American Indian tribes under the Indian Reorganization Act of 1934 (the “Act”) allows tribes such as the Flandreau Santee Sioux Tribe to manage their own affairs including their assets, land and mineral rights. The Act and the ensuing legislation were intended to create a sound economic foundation for the inhabitants of the reservations. Two of the main benefits of federal recognition are exemption from payment of federal taxes and exemption from many federal and state licensing requirements applicable to non-tribal companies. As a result of these advantages, many tribes have pursued business opportunities in the gaming and tobacco industries. Now, with the growing legalization of marijuana for medicinal and adult use, marijuana provides a new growth area for tribes. FSST is the first tribe to expand into the marijuana industry in South Dakota and the joint venture with PPK is a step toward taking full advantage of this high growth opportunity. PPK and FSST are focused on creating a unique business model that can be offered to other tribal entities in a coordinated program to grow the Native Nations brand throughout sovereign lands.

Indoor Grow Operations

The Company is evaluating several indoor grow operations for acquisition and/or joint venture operations. Securing indoor grow operations will allow the Company’s operating divisions to assure consistent supply of biomass in the quality demanded by the Company’s customers. The acquisition of an existing indoor grow facility also allows the Company to rapidly generate operating cash flows as the biomass is processed by the Company’s own extraction and manufacturing concerns. As indicated above, PPK and FSST both have their own grow facilities in Oklahoma and South Dakota, respectively, and are now in a position to apply best practices learned from their own operations to newly acquired locations. The Company, PPK, and FSST will continue to evaluate indoor grow facilities in locations where they are licensed to grow or manufacture products and in new markets where licenses to cultivate and process marijuana can be obtained at reasonable cost.

The Company is cognizant of the critical processes that must be addressed to effectively monitor and produce a quality product. Steps considered critical include cultivation monitoring, maintenance and monitoring of plant nutrient, irrigation, and lighting systems during the growing cycles, monitoring of production processes, and knowledge of the market demand for products that customers want and for which they will pay a reasonable price. All of these aspects of the business can be very efficiently driven by software applications. The Company is currently evaluating several competent software alternatives to address these critical processes and the Company expects to develop best-in-class procedures and practices to obtain a competitive advantage over less sophisticated producers.

Disrupting Cannabis Distributor

Once the products are produced, the next critical phase of our strategic vision is in distribution of the products to customers where and when demanded. This is another area where inventory control, data analysis to determine product demand, and delivery systems focused on getting products into the hands of the customers at the lowest delivery cost possible can be driven by software applications. The Company is currently evaluating inventory control systems, consumer data collection systems, and delivery methods to allow efficient distribution of the products to the consumer.

Traditionally, retail distribution is done through brick-and-mortar dispensaries. With the growing reach of Lyft and Uber, and similar business models, last mile delivery is a growth industry. We believe that software applications may also be applied to this aspect of the marijuana industry and we are evaluating solutions that could disrupt the traditional brick-and-mortar dispensary distribution model at lower cost.

Farm Implements and Nutrient Products

Our goal is to become a preferred provider of agricultural and horticultural products to hemp and marijuana growers and processors. We are targeting small and medium sized commercial growers as well as the hobby farmers prevalent in many areas with recently legalized hemp and marijuana industries. We intend to continue our expansion by building distribution relationships with manufacturers of products that fit in our catalog, and by acquiring rights to manufacture and sell compatible products when those opportunities occur. In the longer term, we intend to open physical warehouse and retail locations on the east and west coasts of the United States and eventually in a central U.S. location in order to optimize logistics for our product sales and distribution efforts. As we build our product lines, we are focused on becoming a one stop shop for the hemp and marijuana growers looking for ways to improve yield and reduce costs of harvest and processing.

Competition

At this point in our development, we believe our competitors in the marijuana and hemp product industries are those companies that are acting as product aggregators and distributors of products similar to ours. To date, the hemp industry (primarily relating to CBD oils) and the cannabis industry, have been fragmented and chaotic with large numbers of small and medium sized companies attempting to develop products and then working to gain a toehold in the burgeoning market for those products. CBD products are currently offered on Amazon, E-Bay, and company specific web sites and the competition for consumer attention is extreme. THC product distribution is more limited and governed by the applicable state regulations in each state permitting sale of THC products, either for medicinal purposes or for adult use. A few larger companies such as Trulieve Cannabis Corp., Charlotte’s Web, and Canopy Growth Corp,, among others, have reached critical mass in terms of brand awareness and market reach, but the Company expects to be able to compete effectively with these larger competitors through effective use of technology, the unique aspects of tribal sovereignty, and the growing market presence in Oklahoma and South Dakota.

The direct competition for distribution of the “picks and shovels” needed by the small growers is significantly less congested. There are some retail offshoots from brick-and-mortar businesses like hydroponics shops that offer a range of tools and implements similar to the Company’s product offerings, and these businesses are likely to compete directly with the Company’s offerings. To date we are not aware of any large nationally recognized distributors of like products and we are attempting to position ourselves as a player at the national level. There are significant hurdles to accomplishing this objective, most significantly, availability of capital to build and maintain the online information needed for a comprehensive “one-stop-shop” offering. If we are unable to find the necessary capital to build our product lines and our online presence, we are likely to face increasing competition as other players enter the market. This could have a negative impact on our ability to grow our revenues and compete effectively in the future.

Competitive Advantages

We believe our competitive advantage is derived from our ability to pursue opportunities when and where we find them without getting bogged down in the bureaucracy that a larger and more diverse business might face. As a small publicly traded company, we are able to move quickly, rapidly negotiate and document licensing and distribution agreements, and when appropriate, acquisitions. Upon completion of this offering, we expect that a more active trading market will develop for our shares and that will further enhance our ability to offer shares as part of the consideration package we can propose to the companies controlling attractive technologies, products and capabilities. We believe a more active trading market will develop based on the increased pool of available free trading shares, the fact that we are a reporting company under Section 12(g) of the Exchange Act, and the fact that our shareholders may be better able to set up accounts at brokerage houses due to the availability of the Offering Circular and the information contained therein. No assurances can be given that such an active market will actually develop, or that the price of our shares in the market will be maintained at any specific price level. If no market develops or the price of our shares in the market is not attractive, our ability to raise additional funds at acceptable prices and our ability to utilize stock for future acquisitions may be negatively impacted and our ability to execute our business plan could be affected.

Marketing & Distribution

Currently, we market our business primarily through keeping a very close eye on developments in the hemp and cannabis industries. When we identify an interesting prospect, our CEO reaches out personally to the management team of the prospect to see if there is a basis for furthering discussions. Our management team also has a long history in the industry and large networks of contacts that can provide word of mouth connections to other interesting prospects. Collectively, we believe we will be able to capitalize on these various connections to build a dynamic and broad-based business selling marijuana and hemp based products, and agricultural and horticultural implements to our customers in the hemp and cannabis space. In the longer term, we intend to pay close attention to other needs of our customers and to meet those needs at the appropriate time with new offerings of products and services.

Manufacturing

Our affiliate, PPK, currently manufactures cannabis products in Oklahoma, and is preparing to expand manufacturing operations into South Dakota under the joint venture agreement with the Flandreau Santee Sioux Tribe.

Intellectual Property

Currently, we have two design patents, and several foreign patents covering our debudder products. The United States Patent and Trademark Office (“USPTO”) issued our patents on October 8, 2019. Design Patent D862180 covers the original Debudder Bucket Lid, and Design Patent D862281 covers the Debudder Edge. Our business strategy will continue to focus on intellectual property protections when appropriate. As we research additional products to include in our product catalogue, we include an analysis of the level of protection that is available for such product as an element of our decision to pursue licensing or distribution of that product. Our preference is to license or distribute products that have intellectual property protections, either because of patent pending or patented status, or as a result of trade secrets.

Government Regulation

The United States federal government regulates drugs in large part through the Controlled Substances Act, or CSA. Marijuana, which is a form of cannabis, is classified as a Schedule I controlled substance. As a Schedule I controlled substance, the federal Drug Enforcement Agency, or DEA, considers marijuana to have a high potential for abuse; no currently accepted medical use in treatment in the United States; and a lack of accepted safety for use of the drug under medical supervision. According to the U.S. federal government, cannabis having a concentration of tetrahydrocannabinol, or THC, greater than 0.3% is marijuana. Cannabis with a THC content below 0.3% is classified as hemp. The scheduling of marijuana as a Schedule I controlled substance is inconsistent with what we believe to be widely accepted medical uses for marijuana by physicians, researchers, patients, and others. Moreover, as of November 30, 2020 and despite the clear conflict with U.S. federal law, 35 states and the District of Columbia have legalized marijuana for medical use, while 15 of those states and the District of Columbia have legalized the adult-use of cannabis for recreational purposes. In November 2020, voters in Arizona, Montana, New Jersey and South Dakota voted by referendum to legalize marijuana for adult use, and voters in Mississippi and South Dakota voted to legalized marijuana for medical use. As further evidence of the growing conflict between the U.S. federal treatment of cannabis and the societal acceptance of cannabis, the FDA on June 25, 2018 approved Epidiolex. Epidiolex is an oral solution with an active ingredient derived from the cannabis plant for the treatment of seizures associated with two rare and severe forms of epilepsy, Lennox-Gastaut syndrome and Dravet syndrome, in patients two years of age and older. This is the first FDA-approved drug that contains a purified substance derived from the cannabis plant. In this case, the substance is cannabidiol, or CBD, a chemical component of marijuana that does not contain the psychoactive properties of THC.

Marijuana is largely regulated at the state level in the United States. State laws regulating marijuana are in conflict with the CSA, which makes marijuana use and possession federally illegal. Although certain states and territories of the United States authorize medical or adult-use marijuana production and distribution by licensed or registered entities, under United States federal law, the possession, use, cultivation, and transfer of marijuana and any related drug paraphernalia is illegal. Although our activities currently do not involve any products that contain THC and we are compliant with the applicable state and local laws in states where we do business, should we enter into a new area that involves THC products, strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under United States federal law nor provide a defense to any federal criminal action that may be brought against us.

In 2013, as more and more states began to legalize medical and/or adult-use marijuana, the federal government attempted to provide clarity on the incongruity between federal law and these state-legal regulatory frameworks. Until 2018, the federal government provided guidance to federal agencies and banking institutions through a series of DOJ memoranda. The most notable of this guidance came in the form of a memorandum issued by former U.S. Deputy Attorney General James Cole on August 29, 2013, which we refer to as the Cole Memorandum.

The Cole Memorandum offered guidance to federal agencies on how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states and quickly set a standard for marijuana-related businesses to comply with. The Cole Memorandum put forth eight prosecution priorities:

1.	Preventing the distribution of marijuana to minors;

2.	Preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of marijuana from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing violence and the use of firearms in the cultivation and distribution of marijuana;

6.	Preventing drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;

7.	Preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and

8.	Preventing marijuana possession or use on federal property.

On January 4, 2018, former United States Attorney General Sessions rescinded the Cole Memorandum by issuing a new memorandum to all United States Attorneys, which we refer to as the Sessions Memo. Rather than establishing national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under state law, the Sessions Memo simply rescinded the Cole Memorandum and instructed that “[i]n deciding which marijuana activities to prosecute... with the [DOJ’s] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

President Biden has nominated Merrick Garland to serve as Attorney General in his administration. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, if confirmed, will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy.

Nonetheless, there is no guarantee that state laws legalizing and regulating the sale and use of marijuana will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to marijuana (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law. Currently, in the absence of uniform federal guidance, as had been established by the Cole memorandum, enforcement priorities are determined by respective United States Attorneys.

We are not aware of other specific Governmental Regulations that impact our business. We do, however, utilize Chinese vendors for manufacturing a significant portion of the products we sell. To the extent that tariffs are imposed on imported goods manufactured in China, our pricing structure and acceptance in the marketplace may be affected. We currently stock our products through distributors in foreign countries when appropriate and ship direct from our manufacturer to the foreign distributor when such can be done at a cost savings. We will continue to explore ways that we can hold our costs down on the products we sell in order to minimize price sensitivity concerns with our customers.

Organization Within Last Five Years

We were originally incorporated under the name HealthGuard International Marketing Corporation, in the State of Nevada on August 15, 2002. At the time we operated under the name HealthGuard International Marketing Corporation, no business was conducted. In 2003, the Company entered into a reverse takeover transaction with a Japanese Investment Group engaged in the business of gaming. After completing the reverse takeover, the Japanese Investment Group failed to implement its business plan and ceased having any contact with the shareholders of the Company. As a result, the Company was dormant until June 27, 2011 when Jerry Cornwell, our president and one of our Directors, took legal action to obtain the appointment of a custodian to regain control over the Corporation. On August 15, 2011, the Corporation held a meeting, with the Custodian acting on behalf of the Japanese shareholders and approved a private offering of a control block of stock to a new investor. On September 18, 2011 the District Court of Clark County, Nevada entered an order cancelling all of the shares issued to the Japanese Investment Group. The result of this action was to cede control of the Company to the new investor. In late September, the Company undertook a one for ten reverse stock split of its total shares outstanding, reorganized the Company under the name EM Energy, Inc., and began seeking oil and gas properties for development.

In late 2017, the Board reevaluated the oil and gas development efforts and elected to reorganize again to focus on distribution of agricultural and horticultural implements used by farmers and hobbyists around the world. The Company has acquired the rights to the DeBudder product line, including the DeBudder Bucket Lid and the DeBudder Edge, and continues to seek other products for distribution through its distributor relationship and its distribution web site located at www.procannagro.com. In 2018, the Company changed its name to MJ Harvest, Inc. and amended and restated its articles of incorporation to reflect the reorganized business direction. The Company also changed its stock symbol to MJHI (formerly RZPK).

These changes were affected in order to make our corporate name and ticker symbol better align with our short-term and long-term business focus. Our current, short-term goals will focus on building our product portfolio while we expand our product sales and build our distribution platform and brand under the www.procannagro.com website.

Employees

As of May 24, 2021, we have no employees. All of our activities are outsourced to consultants who provide services to us as needed and as directed by our Chief Executive Officer. Day to day operations are managed by our Chief Executive Officer, our Chief Financial Officer, and their activities are monitored by our Board of Directors. As business activities require and capital resources permit, we will hire additional employees to fulfill our company’s needs.

COVID-19

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world and throughout the United States prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide. As of May 24, 2021 and through the date of filing of this offering circular, the disruption did not materially impact the Company’s financial statements.

The effects of the continued outbreak of COVID-19 and related government responses could include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts to the Company, including our ability to operate. As of May 24, 2021, there were no material adverse impacts to the Registrants’ operations due to COVID-19.

The economic disruptions caused by COVID-19 could also adversely impact the impairment risks for certain long-lived assets. Management evaluated these impairment considerations and determined that no such impairments occurred as of May 24, 2021.

DESCRIPTION OF PROPERTY

The Company does not currently have any physical facilities or properties. Each of our officers and directors operate out of home-based virtual offices and we are able to meet remotely as needed. Our products are placed at third-party fulfillment centers and are shipped direct to our customers by the fulfillment centers or the manufacturers (on products where we act as distributor. We expect that physical space will not be required until we experience additional growth and our needs for grow facilities, manufacturing and product distribution expand.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Results of Operations

Fiscal year ended May 31, 2020 compared with fiscal year ended May 31, 2019

Results of Operations

Summary of Results of Operations. Since the Company adopted its current business focus on sales of agricultural and horticultural implements to hemp and cannabis growers, the Company has incurred net losses from operations. During the period, the Company has acquired the debudder product line, built an international distributor network, established an online presence for marketing products, acquired Elevated Ag Solutions, Inc. doing business through the Weed Farm Supply domain and distribution agreements, and incurred staffing, infrastructure and sales and marketing expenses intended to provide a solid base for growing operations in coming periods. This process took longer than anticipated. The Management team spent considerable time and effort in identifying, researching and negotiating with a number of candidates for acquisitions, with the expectation that one or more acquisitions could be completed in a timely manner. These potential acquisitions did not come to fruition, primarily due to unrealistic valuations expected by the target opportunity management teams. As a result, management has stepped back from the acquisition focus and is now aggressively pursuing sales growth by increasing marketing of our existing products and expansion of our product lines through distribution agreements and product licensing. We will revisit the acquisition opportunities if and when the Company’s shares are more actively traded. In the meantime, management will focus on growing sales of the products we have.

Operating Loss; Net Loss. In the year ended May 31, 2020, the Company generated a net loss from operations of $1,963,675 compared to a net loss of $956,541 in the year ended May 31, 2019. The increase in net loss from operations is detailed below.

Revenue

Our revenues in the year ended May 31, 2020 increased to $327,891 from $72,654 in the year earlier period, and after taking cost of goods sold into account, generated $118,229 in gross profit during our 2020 fiscal year compared to $48,057 in 2019. Our operational energies in 2020 were focused on building the distribution network, establishing the distribution centers and logistics for international distribution of product, and building an online presence for selling our products. That effort is largely in place now and we expect to see continuing increases in sales in the coming periods.

Officer and Director Compensation Expenses

Officer and director compensation expenses increased to $708,000 for the year ended May 31, 2020 from $358,842 for the year ended May 31, 2019. In the year ended May 31, 2020, the management team was in place for the full year and operating according to the adopted business plan. Each of the officers and directors is compensated wholly or partially in shares of common stock, and this non-cash considerations for services increases the cost to the Company of hiring and retaining executive management capable of executing the business plan.

General and Administrative Expenses

General and administrative expenses increased from $84,277 for the year ended May 31, 2019 to $84,779 for the year ended May 31, 2020, the slight increase reflects management efforts to hold general and administrative expenses steady while building the product line and ramping sales.

Professional Fees

Our professional fees and contract services increased during the year ended May 31, 2020 compared to the year ended May 31, 2019. Our professional fees were $531,125 for the year ended May 31, 2020 and $383,392 for the year ended May 31, 2019. These fees are largely related to fees paid for legal and accounting services, along with compensation to independent contractors. The increase in 2020 was primarily the result of increased patent work associated with the debudder product line and additional staffing costs related to expansion of our product lines. We expect these fees to grow steadily as our business expands. In the event we undertake an unusual transaction, such as an acquisition, securities offering, or file a registration statement, we would expect these fees to substantially increase during that period.

Impairment of Intangible Assets

During the year ended May 31, 2020, we reported an impairment of intangible assets of $758,000, compared to $178,137 in the year ended May 31, 2019. A portion of the impairment of patents in 2020 was related to $100,000 in earnout consideration owed upon issuance of the patents on the debudder products. Based on the impairment analysis performed at the time the Company acquired the minority interest in G4, the value of the patents was determined to be $150,000 and that value did not increase as a result of the patent issuance. Consequently, the earnout consideration was considered impaired immediately upon payment in common shares issued.

Additional impairment expense related to our acquisition of Weed Farm Supply and the associated intangible assets. When we negotiated the Weed Farm Supply transaction, we used an assumed value per share of $0.25 for the 1,400,000 common shares to be issued in the acquisition, or $350,000 in the aggregate for the assets acquired. On the date the transaction was finalized, the shares issuable in the transaction were valued at $0.72 which had the effect of valuing the intangible assets acquired at $1,008,000. The valuation of the assets performed at the time the acquisition was negotiated ($350,000) was considered by management to be the fair value of the assets acquired and the acquisition consideration was considered impaired in the amount of $658,000 as soon as the acquisition was finalized.

Liquidity and Capital Resources

Introduction. During the year ended May 31, 2020, because of our operating losses, we did not generate positive operating cash flows. Our cash on hand as of May 31, 2020 was $32,343 and our monthly cash flow burn rate was approximately $30,000. Our cash on hand and our ability to cover recurring cash flow operating expenses was primarily derived from proceeds of officer and director advances. Absent additional advances from our officers and directors, we currently do not believe we will be able to satisfy our cash needs from our revenues for the coming year.

At May 31, 2020, we had cash available of $32,343 and positive working capital of $6,538. Our existing assets and revenue sources will not cover our current monthly negative cash flows from operations. Based on our revenues, cash on hand and current monthly burn rate of approximately $30,000, we will need to continue borrowing from our shareholders and other related parties, and/or raise money from the sales of our securities, to fund operations.

Sources and Uses of Cash

Operations. We had net cash used in operating activities of $271,527 for the year ended May 31, 2020, as compared to $418,931 for the year ended May 31, 2019. During our fiscal year ending May 31, 2020, the net cash used in operating activities consisted primarily of our net loss of ($1,963,675), offset by depreciation of $14,206, share based compensation of $844,176, intangible asset impairment of $758,000, and changes in inventory, deposits, and accounts payable aggregating $75,766. During our fiscal year ending May 31, 2019, the net cash used in operating activities consisted primarily of our net loss of ($956,541), share based compensation of $397,125, intangible asset impairment of $178,137, and ($33,138) cash used for purchases of inventory.

Investing. We had no cash flows from investing activities in the year ended May 31, 2020. We used $69,209 in the year ended May 31, 2019 to acquire an interest in G4 ($50,000) and to acquire fixed assets ($19,209).

Financing. Our net cash provided by financing activities for the year ended May 31, 2020 was $290,278 compared to $498,455 for the year ended May 31, 2019. In both years, cash flows from financing activities were derived entirely from related party advances.

Three Months Ended February 28, 2021 compared with the Three Months Ended February 29, 2020

The narrative comparison of results of operations for the three-month periods ended February 28, 2021 and February 29, 2020 is based on the following table.

	A	B	C
Three Months Ended	February 28, 2021	February 29, 2020	A-B Change	Change %
REVENUE	$14,377	$30,003	$(15,626)	(52)%
COST OF REVENUE	12,350	18,001	(5,651)	(31)%
Cost of revenue as a % of total revenue	86%	60%
Gross Profit	2,027	12,002	(9,975)	(83)%
Gross profit as a % of revenue	14%	40%
OPERATING EXPENSES
Officer and director compensation	135,000	110,000	25,000	23%
General and administrative	23,027	9,166	13,861	151%
Impairment of intangible assets	—	—	—
Professional fees and contract services	118,231	96,053	22,178	23%
Total operating expenses	276,258	215,219	61,039	28%
NET LOSS FROM CONTINUING OPERATIONS	(274,231)	(203,217)	(71,014)	35%

Revenues decreased, primarily as a result of the limited focus on the debudder product marketing effort. In the quarter ended August 31, 2020, management expended considerable time and effort on the soils division which was acquired at the end of our last fiscal year (the “Elevated Acquisition”). We experienced unanticipated difficulties in obtaining adequate and timely sales and product purchase records from the field operator, and these difficulties diverted management attention from the debudder product marketing effort. The lack of attention to marketing in the first quarter was reflected in the decrease in sales in the second and third quarters. This third quarter carryover effect is expected to lessen over time as management rebuilds the inertia of the debudder marketing focus. We anticipate that the marketing focus on the debudder products will increase now that the soils division has been discontinued.

The three-month period ended February 28, 2021 does not include any revenues or cost of sales from the Elevated Acquisition. The soils division created out of the Elevated Acquisition was discontinued during the three months ended November 30, 2020.

Total operating expenses increased in the current period. No impairment expense was recognized in the current quarter compared to an impairment expense of $100,000 in the same period a year earlier. Officer and director compensation increased due to increased director fees in 2021 compared with 2020. General and administrative expenses were consistent between the periods. Professional fees and contract services increased in 2021 compared with 2020 due to expanded marketing efforts relating to the brand building and improving investor awareness of the Company, while also seeking to expand our business through acquisition of opportunities and the attendant due diligence costs associated with business evaluations.

Net loss from continuing operations decreased in 2021 compared with 2020 primarily due to the reduction of impairment of intangible assets between periods.

Nine Months Ended February 28, 2021 compared with the Nine Months Ended February 29, 2020

The narrative comparison of results of operations for the nine-month periods ended February 28, 2021 and February 29, 2020 is based on the following table.

	A	B	C
Nine Months Ended	February 28, 2021	February 29, 2020	A-B Change	Change %
REVENUE	$87,513	$118,094	$(30,581)	(26)%
COST OF REVENUE	42,484	55,071	(12,587)	(23)%
Cost of revenue as a % of total revenue	49%	47%
Gross Profit	45,029	63,023	(17,994)	(29)%
Gross profit as a % of revenue	51%	53%
OPERATING EXPENSES
Officer and director compensation	400,000	372,500	$27,500	7%
General and administrative	59,410	61,099	(1,689)	(3)%
Impairment of intangible assets	—	100,000	$(100,000)	(100)%
Professional fees and contract services	358,084	329,405	28,679	9%
Total operating expenses	817,494	863,004	$(45,510)	(5)%
NET LOSS FROM CONTINUING OPERATIONS	(772,465)	(799,981)	27,516	(3)%

Revenues from debudder sales in the nine months ended February 28, 2021 decreased when compared to the same period in 2020. The decrease is largely attributable to the carryover impact of management’s focus in the quarter ended August 31, 2020 on establishing and building the soils division acquired from Elevated, which was subsequently discontinued. The efforts focused on the soils division diverted management’s attention from sales of the debudder products in the first fiscal quarter ended August 31, 2020, and the resulting loss of momentum impacted the second and third quarters as well.

Other operating expenses were consistent between periods, with the exception of impairment of intangible assets which decreased in the current nine-month period.

Net loss from operations decreased in the nine months of 2021 compared with 2020. The decrease in the loss from operations reflects an offset of increases in officer and director compensation and professional fees and contract services against a decrease in impairment of intangible assets in the nine months of 2021 compared with 2020.

Discontinued Operations.

After operating the soils division for the three months ended August 31, 2020, management undertook an in-depth assessment of the business and concluded that the soils division was not as represented at the time of the acquisition, was not likely to ever operate profitably without significant revisions to operating methods and changes in personnel and was likely to create significant business questions and concerns should it be continued. Accordingly, management elected to discontinue the business acquired from Elevated. Upon discontinuation of the Elevated business, the Company entered into a settlement and unwinding agreement with Elevated and returned all assets acquired in the transaction to Elevated. Common stock issued in the acquisition, aggregating 1,300,000 shares out of 1,400,000 shares originally issued, will be cancelled, and the Company agreed to pay a $10,000 walk-away fee. The $10,000 walk-away fee is payable in five installments of $2,000 each with the final payment due in early March 2021. Cancellation of the shares will be recorded once the final installment of the walk-away fee is paid. The final payment was made on March 5, 2021. In the aggregate, the Company recognized a loss from discontinued operations of $10,000 in the nine-month period ended February 28, 2021.

Operating results for the three and nine-month periods from the discontinued operations are reflected in the following table.

OPERATING RESULTS	Three Months	Nine Months
	Ended	Ended
	February 28, 2021	February 28, 2021
Revenue	$—	$75,217
Cost of revenue	—	66,243
Amortization	—	13,125
Gross profit	—	(4,151)
Loss on discontinued operations	—	10,000
	$—	$(14,151)

Liquidity and Capital Resources

Cash flow used in operating activities for the nine-month period ended February 28, 2021 was $175,329 compared with $231,220 in the comparable period 2020. During the period, our total cash decreased by $31,329. Cash to fund the negative cash flow from operations was derived primarily from proceeds of advances from related parties totaling $144,000.

Our historic operations have not been sufficient to support the existing infrastructure, much of which is required in order to maintain public company status. Subsequent to February 28, 2021 we entered into a debt funding transaction and made a loan to an operating cannabis company as described in more detail below. The debt funding transaction and the loan are steps in the targeted acquisition of the operating company doing business as Country Cannabis, and we expect that the eventual acquisition of Country Cannabis will improve our ability to support the infrastructure costs of maintaining our public company status. We also continue to seek out potential acquisition candidates with a focus on acquiring additional operating companies with scale sufficient to support all aspects of the Company’s operations, including the public company infrastructure. The Company is currently heavily dependent on funding through advances from related parties, but no assurances can be given that such funding will continue to be available in future periods.

We have maintained active operations as a manufacturer and distributor of the debudder product line since 2018. We do not consider the Company to be a shell company as that term is defined in the Securities Act of 1933, as amended.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  We incurred net losses of $786,616 and $799,981 for the nine-month periods ended February 28, 2021 and 2020, respectively, and had an accumulated deficit of $4,969,010 as of February 28, 2021.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company may seek to raise money for working capital purposes through a public offering of its equity capital or through a private placement of equity capital or convertible debt.  It will be important for the Company to succeed in its efforts to raise capital in this manner to further its business plan in an aggressive manner.  Raising additional capital may cause dilution to current shareholders.

On  March 22, 2021, the Company, as the borrower, entered into agreements with AJB Capital Investments LLC and SDT Holdings LLC for the sale of an aggregate of $900,000 in Promissory Notes (the “Notes”), $300,000 from AJB and $600,000 for SDT. The terms of the Notes are the same except for the dollar amounts and fees which are double for SDT compared to AJB. The terms of the Notes are described below in the aggregate.

The Notes provide for an original issue discount of 10% or $90,000, payment of legal fees of $22,500, and payment of $10,500 for due diligence fees, resulting in net proceeds to the Company of $777,000. The Company also agreed to pay a commitment fee of $750,000 payable by issuance of 1,200,000 shares of restricted common stock and 3,000,000 warrants that are exercisable at $0.38 per share with a three-year term expiring on March 21, 2024. The Notes bear interest at the rate of 12% if paid on or before September 21, 2021. MJHI has the right to extend the Notes for an additional six months at an interest rate of 15%, in which case the Notes would be due March 21, 2022. The Notes are secured by all assets of the Company.

In addition, the notes require a financing fee of $54,000 which is payable in installments of $9,000 each month with the first payment due on April 1, 2021.

In the event of default, the remaining principal amount of the Notes plus all accrued interest and other fees due under the terms of the Notes may be converted at the sole election of the Note holders into restricted common stock of the Company at a 90% of the market price for the Company’s shares at the time of conversion.

On March 24, 2021, the Company, as lender, finalized a convertible note agreement with PPK Investment Group, Inc. (“PPK”) in the amount of $620,000. The convertible note bears interest at 6% per annum and is due on September 1, 2021. The conversion feature of the Note provides that the Company may convert the Note to acquire a 6.2% interest in PPK if allowed by Oklahoma State laws governing ownership of cannabis licenses. If converted, the interest accrued from the loan date of March 24, 2021 through the date of conversion will be forgiven.

Upon conversion, the Company will also have the right to acquire an additional 3.8% interest in PPK (10% in total) for payment of $380,000 by issuance of restricted common stock of the Company priced at $0.25 per share or 1,520,000 shares.

In the event of conversion of the Convertible Note into an investment in PPK, a Securities Purchase Agreement signed concurrently with the Convertible Note will also become effective. The Securities Purchase Agreement gives the Company the right to increase its investment up to a 100% ownership interest in PPK, provided such increased ownership is in compliance with Oklahoma State cannabis licensing requirements. The acquisition price would be paid on the same terms as the initial acquisition of the 10% interest, 62% in cash and 38% in shares of the Company’s common stock with the stock priced at $0.25 per share. Total value of 100% acquisition of PPK is $10,000,000.

The Securities Purchase Agreement, if activated by conversion of the convertible note, includes an earnout which could result in payment of additional consideration to PPK if the valuation at the end of a look back period is greater than $10,000,000. For purposes of the earnout, the valuation will be based on three times earnings before interest, taxes, depreciation, and amortization (EBITDA).

The Securities Purchase Agreement, if activated by conversion of the convertible note, also contains the agreement with Ralph Clinton Pyatt III (“Clinton Pyatt”), President of PPK, to continue his role as Chief Executive Officer and President of the Country Cannabis business for a period of at least three years. The Company also has an option to acquire the real estate that PPK utilizes in its operations. The real estate is currently under lease to PPK by an affiliated Company owned by Clinton Pyatt.

Off Balance Sheet Arrangements

None

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

The following table indicates the name, age, term of office and position held by each of our executive officers and directors. The term of office for each officer position is for one year or until his or her successor is duly elected and qualified by the board of directors. The term of office for a director is for one year or until his or her successor is duly elected and qualified by the stockholders.

Name	Age	Position	Incumbency Date
Patrick Bilton	60	Secretary and Director	11/03/2017
Patrick Bilton		Chief Executive Officer	01/01/2018
Brad Herr	67	Chief Financial Officer	03/24/2018
Jerry Cornwell	82	President and Director	09/20/2011
David Tobias	70	Director	11/03/2017

Certain biographical information with respect to our executive officers and directors.

Patrick Bilton, CEO, Secretary and Director, age 60, manages our product development and product acquisition efforts and is focused on implementing our strategic business direction. Patrick joined MJ Harvest in 2017 and has been instrumental in establishing our existing operations while also seeking to expand our business as opportunities present themselves. Patrick sold his landscape services business in 2007 and after working with the new owners over a three-year transition period, has been since 2010 to the present, involved as a consultant in construction management, working primarily on luxury and high end residential real estate projects. Concurrently, Patrick has worked as a consultant with other public companies in their business development and merger and acquisition efforts, primarily focused on herbal and plant-based products and derivatives, including Cannabis Sativa, Inc. (symbol “MJHI”). Patrick brings a wealth of practical experience and a deep understanding of the requirements of growers of hemp and cannabis crops. With Patrick’s guidance, we are developing a portfolio of tools and implements that are used in growing and harvesting crops.

Brad Herr, CFO, age 67 manages our financial reporting functions, provides risk management oversight, and is a key member of the management team working closely with Patrick Bilton to evaluate and structure business opportunities as they arise. Brad is the sole owner of Nexit, Inc., a management services firm though which he offers business consulting services to the public, Brad has owned Nexit, Inc. since April 2018. He also served as CFO to SponsorsOne, Inc., another publicly traded company with emerging business opportunities until April 30, 2019. Brad graduated from the University of Montana with a Bachelor of Science Degree in Business Accounting in 1977 and a Juris Doctorate in 1983. In 2005, Mr. Herr received an MBA from Gonzaga University. Brad practiced law for 13 years focusing primarily on business representation and securities law. Brad participated as legal counsel or principal in private and public offerings raising more than $75 million over his career. In 1996, Brad left the practice of law to pursue a career in business. Brad has served as CFO, COO, President and Board Member for a number of publicly traded and private companies over the last 23 years though other than as set forth herein, he holds no such positions at this time. Brad brings a diverse business development, accounting and legal background to his current positions.

Jerry Cornwell, President and Director, age 82, is currently and has been since 1993, the managing member of two Investor Relations companies: XXX Enterprises, LLC dba Bristol Media, Ltd. and Valhalla Financial Group, LLC. The services provided to clients range from initial merger of Microcap OTC companies to NASDAQ listed companies. He was President and Chief Executive Officer of Pan Environmental Corporation from 1993 until 2000. For the prior ten years, he was a principal of Corn-Mill Enterprises, a business advisory firm involved in Mergers/Acquisitions and Capital funding. From 1974 to 1983 Mr. Cornwell was owner, President and Chief Executive Officer of J. A. Cornwell, Inc. a land reclamation and irrigation development firm, with annual revenues of $135 million. In 1982 the company was listed #7 on Inc 500 fastest growing Private Companies. In the past 30 years Mr. Cornwell has held positions as Director and/or Officer, on at least 10 other public companies, though other than as set forth herein, he does not hold any such positions at this time. He was elected to the Board of Directors by shareholders and appointed as President/CEO of the Company, then operating as Ryozanpaku International, Inc. on October 24, 2010. Jerry currently focuses on the building an active market for the Company’s shares and provides assistance in finding and evaluating business opportunities.

David Tobias, Director, age 70 is serving as President of Wild Earth Naturals, Inc., a position he has held since May 2013. In addition, Mr. Tobias is serving as the CEO, president, secretary and director of Cannabis Sativa, Inc. (“CBDS”), a fully reporting company under the Securities Exchange Act of 1934. Mr. Tobias has been a director and officer of CBDS since July of 2013. He also served as the President of Hemp, Inc. from August 2011 to January 9, 2014. Prior to that, from October 2009 until May 2011, Mr. Tobias held the position of Vice President at Medical Marijuana Inc. where he was instrumental in bringing forward and culminating the merger between CannaBank and Medical Marijuana, Inc. Within the last five years, Mr. Tobias has also served as a member of the board of directors for Grow Capital, Inc. (“GRWC”). David’s experience with many aspects of the burgeoning marijuana trade in the United States allows him to focus on business development. His extensive contacts in the cannabis industry yield frequent business opportunities which David refers to Patrick and Brad for a detailed conceptual work-up.

Family Relationships

There are no family relationships between any of our officers and directors.

No Involvement in Certain Legal Proceedings

Our directors and executive officers have not, during the past ten years been:

●	convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
●	the subject of any bankruptcy petition filed by or against any business of which such person was a general partners or executive officer either at the time of the bankruptcy or within two years prior to that time;
●	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Term of Office

The term of office of each director is one year and until his or her successor is elected at the annual stockholders’ meeting and is qualified. Directors are also subject to removal by the stockholders.  The term of office for each officer is for one year and until his or her successor is appointed by the board of directors and is qualified. Officers are also subject to removal by the board of directors.  Patrick Bilton was appointed Chief Executive Officer of the Company on January 1, 2018. Brad E. Herr was appointed Chief Financial Officer on March 24, 2018. Jerry Cornwell has been a director since November 3, 2011 and David Tobias has been a director since November 3, 2017.

Board of Directors

Our board of directors consists of three persons. None of our current directors are “independent” within the meaning of Rule 5605(a)(3) of the NASDAQ Marketplace.  The directors are not independent by virtue of their position as an officer of the Company or their ownership of more than 10% of the Company’s outstanding shares.

Our board of directors designated an audit committee to be comprised of two independent directors. At this time, the Company only has no independent directors and does not have an independent “financial expert” to serve on the audit committee. As a result, the Company is not able to designate an audit committee and the function of the audit committee is currently being performed by the entire Board.

The board of directors has designated a compensation committee comprised of two independent directors.  At this time, the Company only has no independent directors. As a result, the Company is not able to designate a compensation committee and the function of the compensation committee is currently being performed by the entire Board.

The Company does not have a standing nominating committee and the Company’s Board of Directors performs the functions that would customarily be performed by a nominating committee.  The Board of Directors does not believe a separate nominating committee is required at this time due to the limited resources of the Company.  The Board of Directors has not established policies with regard to the consideration of director candidates recommended by security holders or the minimum qualifications of such candidates.

Director Meetings

Generally, the Company’s Board of Directors met quarterly during the years ended May 31, 2020 and 2019. Additional meetings were called or consented to by the Directors as needed. At every meeting every director was in attendance or consented to the actions taken. In the year ended May 31, 2021, meetings will be held at least quarterly and more often if needed. Actions may also be taken without formal meeting by consent signed by each of the directors. In light of the COVID-19 Pandemic, the Board intends to conduct meetings remotely until further notice.

Communications with Directors

Stockholders may communicate with the Board of Directors by sending written communications addressed to the Board of Directors, or any individual director, to: MJ Harvest, Inc., Attention: Corporate Secretary, 9205 W. Russell Road, Suite 240, Las Vegas, NV 89139. All communications will be compiled by the corporate secretary and forwarded to the Board of Directors or any individual director, as appropriate. In order to facilitate a response to any such communication, the Company’s Board of Directors suggests, but does not require, that any such submission include the name and contact information of the shareholder submitting the communication.

Code of Ethics

We have not adopted a Code of Ethics that applies to our executive officers, including our principal executive, financial and accounting officers. We do not believe the adoption of a code of ethics at this time would provide any meaningful additional protection to the Company because we have only two executive officers and three directors and our business operations are not complex.

During the past ten years none of our directors, executive officers, promoters, or control persons was:

1.	the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Section 16(a) Beneficial Ownership Reporting Compliance

We are not currently subject to Section 16(a) of the Exchange Act as we do not have a class of securities registered under Section 12(b) or 12(g) of the Act.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the annual compensation paid to our principal executive officer and principal financial officer in all capacities for the fiscal years ended May 31, 2020 and 2019.  No other person served as an executive officer of the Company or received total annual compensation from the Company in excess of $100,000 other than as set forth in the table.

Year Ended May 31, 2020		Stock Issued		Accrued Compensation		Total
	Cash	Shares	Value	Shares	Value	Value
Patrick Bilton	$—	1,080,001	$413,000	—	$—	$413,000
David Tobias	—	120,000	41,000	—	—	41,000
Jerry Cornwell	—	120,000	41,000	—	—	41,000
Brad Herr	120,000	240,000	93,000	—	—	213,000
Total for officers and directors	$120,000	1,560,001	$588,000	—	$—	$708,000

Year Ended May 31, 2019		Stock Issued		Accrued Compensation		Total
	Cash	Shares	Value	Shares	Value	Value
Patrick Bilton	$—	560,000	$140,000	80,000	$60,000	$200,000
David Tobias	—	—	—	—	—	—
Jerry Cornwell	—	—	—	—	—	—
Brad Herr	112,500	120,000	30,000	20,000	15,000	157,500
Total for officers and directors	$112,500	680,000	$170,000	100,000	$75,000	$357,500

We do not have any retirement, pension or profit-sharing plans covering our officers or directors, and we are not contemplating implementing any such plans at this time.

Director Compensation

Our directors are issued shares of common stock quarterly for their service on the board of directors.  During the years ended May 31, 2020 and 2019, the Directors were paid $10,000 and $5,000, respectively, each quarter. These amounts were paid in shares of common stock of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as of September 10, 2020 certain information with respect to our equity securities owned of record or beneficially by:

(1)	each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

(2)	Unless otherwise noted, the shares indicated are beneficially owned by the individuals listed.

	Number of	Percentage of Total
Share Ownership on May 25, 2021	Shares Held	Outstanding
Patrick Bilton, CEO, Secretary and Director,	4,355,673	17.2%
9205 W. Russell Rd., Suite 240, Las Vegas, Nevada 89139
Jerry Cornwell, President and Director	3,640,244	14.4%
9205 W. Russell Rd., Suite 240, Las Vegas, Nevada 89139
Brad Herr, CFO	640,462	2.5%
9205 W. Russell Rd., Suite 240, Las Vegas, Nevada 89139
David Tobias, Director	6,332,399	25.0%
9205 W. Russell Rd., Suite 240, Las Vegas, Nevada 89139
All Officers and Directors as a Group	14,968,778	59.2%

Total Shares Issued and Outstanding	25,301,436	100.0%

●	The shares listed for Patrick Bilton include shares owned by Salon LLC, an entity solely owned by Mr. Bilton, and shares held for the benefit of Samantha, Sawyer, and Shawna Bilton, his children.

●	The shares listed for Jerry Cornwell are beneficially owned by him. A total of 1,143,983 are listed in his name and 2,430,036 are registered in the name of XXX Enterprises, LLC, an entity wholly owned by Mr. Cornwell

●	The shares listed for Brad Herr are beneficially owned by him and are registered in the name of Nexit, Inc., a corporation wholly owned by Mr. Herr.

The issuer is not aware of any person who owns of record, or is known to own beneficially, ten percent or more of the outstanding securities of any class of the issuer, other than as set forth above. The issuer is not aware of any person who controls the issuer as specified in Section 2(a)(1) of the 1940 Act. There are no classes of stock other than common stock issued or outstanding. The Company does not have an investment advisor.

There are no current arrangements which will result in a change in control.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During the year ended May 31, 2020, the Company received additional advances totaling $290,278 from related party officers and directors of the Company to cover operating expenses. As of May 31, 2020, net advances from related parties totaled $829,982. The Company has not recorded interest on these sums and it is likely that the amounts will be repaid in stock at a future date.

Approval of Related Party Transactions

Related party transactions are reviewed and approved or denied by the board of directors of the Company. If the related party to a transaction is a member of the board of directors, the transaction must be approved by a majority of the board that does not include the related party.

SECURITIES BEING OFFERED

The Company is offering Units in this offering. Each Unit consists of one share of Common Stock and one warrant to purchase one additional share of Common Stock for $2.00.

For the complete terms of our capital stock, please refer to our certificate of incorporation and our bylaws which appear as exhibits to the offering statement of which this offering circular is a part or may be incorporated by reference in this offering circular or any offering circular supplement. The terms of these securities may also be affected by the Nevada Revised Statutes, or the NRS. The summary below is qualified in their entirety by reference to our articles of incorporation and our bylaws.

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock in series upon such terms, rights and preferences as the Board of Directors shall establish. No series of preferred stock have been created and no shares of preferred stock have been issued.

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, of which 25,301,436 shares were issued and outstanding as of May 31, 2021 and held by 122 shareholders of record (without consideration of those shareholders whose certificates are held in the name of broker-dealers or other nominees). Each holder of our Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors. Stockholders do not have any right to cumulate votes in the election of directors.

Subject to preferences that may be granted to the holders of preferred stock, each holder of our Common Stock is entitled to share ratably in distributions to stockholders and to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to receive, after payment of all of our debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any of our remaining assets. Holders of our Common Stock have no conversion, exchange, sinking fund, redemption or appraisal rights (other than such as may be determined by our board of directors in its sole discretion) and have no preemptive rights to subscribe for any of our securities.

All of the outstanding shares of our Common Stock are, and the shares of Common Stock issued upon the conversion of any securities convertible into our Common Stock will be, fully paid and non-assessable. The shares of Common Stock offered by this offering circular or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Note Regarding Dividends

We have not declared or paid any dividends on our Common Stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our Common Stock for the foreseeable future. There are no restrictions on our present ability to pay dividends to stockholders of our Common Stock, other than those prescribed by Nevada law.

Warrants

Each warrant that constitutes a part of the Units offered hereby entitles the holder to purchase one share of Common Stock at the price of $2.00 per share for a period of three years. Complete rights of warrant holders are set forth in the warrant agreement included with this Offering Circular.

Recent Sales of Unregistered Securities

During the year ended May 31, 2021 the Company issued 160,462 shares of common stock to the Company’s Chief Financial Officer for consulting services in the amount of approximately $60,000. The fair value of the shares issued was based on the market price of the Company’s common stock as of the dates of issuance. The Company also issued 828,100 shares of common stock to seven independent contractors for services rendered in the approximate amount of $298,244.

Additional shares aggregating 1,200,000 were issued as a loan commitment fee on a debt financing that occurred in March 2021 with an aggregate value of $1,704,000 based on the price of the common stock on the date of the debt takedown.

In May 2021, the Company issued 1,520,000 shares of common stock for a 3.8% interest in PPK Investment Group, Inc. with an aggregate value of $972,800 based on the price of the common stock on the date of the acquisition.

The shares, when issued were exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(a)(2) of the Act since the recipients of the shares are persons closely associated with the Company and the issuance of the shares did not involve any public offering.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The company is taxed as a corporation under the U.S. Federal Tax Code. As such, the company will be subject to federal income tax on its profits and losses prior to dividends being paid to investors. The dividends, if any, will likely be treated as a corporate distribution of equity. Corporate distributions of equity are not deductible to the corporation but are generally taxable to the shareholder, subject to various exceptions and limitations.

Investors are advised to consult their financial and tax advisers to determine if an investment in the company makes sense for their specific financial and tax situation.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

As an Exchange Act reporting company, even though this offering is made under an exemption under the Securities Act, we are required to make annual and quarterly filings with the SEC. We will make annual filings on Form 10-K, which will be due by 90 days after the end of our fiscal year and will include audited financial statements for the previous fiscal year. We will make quarterly filings on Form 10-Q, which will be due 45 days following the end of any fiscal quarter, which will include unaudited financial statements for the quarterly period. We will also file a Form 8-Ks to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising.

We may supplement the information in this offering circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing

Financial Statements

The financial statements are on pages FS-1 through FS-35.

MJ Harvest, Inc.

 MJ HARVEST, INC.

   CONSOLIDATED BALANCE SHEETS

   (unaudited)

	February 28,	May 31,
	2021	2020
	ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,014	$32,343
Accounts receivable	4,500	19,216
Vendor deposits	-	20,000
Inventory	28,206	32,840
Total current assets	33,720	104,399

NON-CURRENT ASSETS:
Fixed assets, net	12,099	15,879
Finite-lived intangible assets, net	129,584	465,834
Indefinite-lived intangible assets, net	-	25,000
Total non-current assets	141,683	506,713
Total Assets	$175,403	$611,112

	LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and other current liabilities	$129,970	$97,861
Payable for discontinued operations (Note 3)	2,000	-
Total Current Liabilities	131,970	97,861

LONG-TERM LIABILITIES:
Common stock payable	158,571	100,000
Payable to related parties for services	210,000	-
Advances from related parties	973,982	829,982
Total long-term liabilities	1,342,553	929,982
Total Liabilities	1,474,523	1,027,843

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS’ DEFICIT:
Preferred stock, par value $0.0001, 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 100,000,000 shares authorized, 23,715,076 and 22,892,874 issued and
outstanding, respectively	2,372	2,289
Common stock subject to cancellation on discontinued
operations (1,300,000 shares) (Note 3)	(336,875)	-
Additional paid-in capital	4,004,393	3,763,374
Accumulated deficit	(4,969,010)	(4,182,394)
Total stockholders' deficit	(1,299,120)	(416,731)
Total Liabilities and Stockholders' Deficit	$175,403	$611,112

     The accompanying notes are an integral part of these unaudited consolidated financial statements.

 MJ HARVEST, INC.

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (unaudited)

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
	2021	2020	2021	2020

REVENUE	$14,377	$30,003	$87,513	$118,094
COST OF REVENUE	12,350	18,001	42,484	55,071
Gross profit	2,027	12,002	45,029	63,023

OPERATING EXPENSES:
Officer and director compensation	135,000	110,000	400,000	372,500
General and administrative	23,027	9,166	59,410	61,099
Impairment of intangible assets	-	-	-	100,000
Professional fees and contract services	118,231	96,053	358,084	329,405
Total operating expenses	276,258	215,219	817,494	863,004

NET LOSS FROM CONTINUING OPERATIONS	(274,231)	(203,217)	(772,465)	(799,981)

LOSS FROM DISCONTINUED OPERATIONS
Operating loss on discontinued operations	-	-	(4,151)	-
Loss on discontinued operations	-	-	(10,000)	-
NET LOSS FROM DISCONTINUED OPERATIONS	-	-	(14,151)	-

NET LOSS	$(274,231)	$(203,217)	$(786,616)	$(799,981)

NET LOSS PER COMMON SHARE - Basic and diluted
From continuing operations	$(0.01)	$(0.01)	$(0.03)	$(0.04)
From discontinued operations	-	-	(0.00)	-
Total	$(0.01)	$(0.01)	$(0.03)	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - Basic and diluted	23,245,546	20,192,611	23,077,816	19,500,353

 The accompanying notes are an integral part of these unaudited consolidated financial statements.

 MJ HARVEST, INC.

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

 (unaudited)

 FOR THE THREE AND NINE MONTH PERIODS ENDED February 28, 2021 AND February 29, 2020

			Additional	Common Stock
	Common Stock		Paid-In	Subject to	Accumulated
Three Month	Shares	Amount	Capital	Cancellation	Deficit	Total
BALANCES, November 30, 2019	20,007,739	$2,001	$2,096,611	$—	$(2,815,483)	$(716,871)
Shares issued for compensation	487,920	49	121,931	—	—	121,980
Shares issued for common stock payable	474,000	47	118,453	—	—	118,500
Net loss	—	—	—	—	(203,217)	(203,217)
BALANCES, February 29, 2020	20,969,659	2,097	2,336,995	—	(3,018,700)	(679,608)

BALANCES, November 30, 2020	23,347,731	2,335	3,885,859	—	(4,694,779)	(806,585)
Shares issued for compensation	200,000	20	59,980	—	—	60,000
Shares issued for common stock payable	167,345	17	58,554	—	—	58,571
Shares subject to cancellation due to discontinued operations	—	—	—	(336,875)	—	(336,875)
Net loss	—	—	—	—	(274,231)	(274,231)
BALANCES, February 28, 2021	23,715,076	2,372	4,004,393	(336,875)	(4,969,010)	(1,299,120)

Nine Month
BALANCES, May 31, 2019	18,758,739	1,876	1,784,486	—	(2,218,719)	(432,357)
Shares issued for compensation	1,702,420	170	425,435	—	—	425,605
Shares issued for common stock payable	508,500	51	127,074	—	—	127,125
Net loss	—	—	—	—	(799,981)	(799,981)
BALANCES, February 29, 2020	20,969,659	2,097	2,336,995	—	(3,018,700)	(679,608)

BALANCES May 31, 2020	22,892,874	2,289	3,763,374	—	(4,182,394)	(416,731)
Shares issued for compensation	822,202	83	241,019	—	—	241,102
Shares subject to cancellation due to discontinued operations	—	—	—	(336,875)	—	(336,875)
Net loss	—	—	—	—	(786,616)	(786,616)
BALANCES, February 28, 2021	23,715,076	$2,372	$4,004,393	$(336,875)	$(4,969,010)	$(1,299,120)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

 MJ HARVEST, INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 (unaudited)

	Nine months ended
	February 28,	February 29,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(786,616)	$(799,981)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	28,155	9,196
Share based compensation	241,102	425,605
Common stock payable for compensation	58,571	-
Impairment of intangible asset	-	100,000
Changes in operating assets and liabilities:
Accounts receivable	14,716	9,091
Vendor deposits	20,000	480
Inventory	4,634	13,132
Payable for discontinued operations	2,000	-
Accounts payable and other current liabilities	32,109	11,257
Payable to related party for services	210,000	-
NET CASH (USED IN) OPERATING ACTIVITIES	(175,329)	(231,220)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances by related parties	144,000	220,778
NET CASH PROVIDED BY FINANCING ACTIVITIES	144,000	220,778

NET CHANGE IN CASH AND CASH EQUIVALENTS	(31,329)	(10,442)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	32,343	13,592

CASH AND CASH EQUIVALENTS END OF PERIOD	$1,014	$3,150

Non-cash financing and investing activities:
Shares issued for common stock payable	$-	$127,125
Shares payable for intangible assets	$-	$100,000
Shares to be cancelled on discontinued operations (Note 3)	$336,875	$-

 The accompanying notes are an integral part of these unaudited consolidated financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

MJ Harvest, Inc. (the “Company” or “MJHI”), develops, acquires, and distributes agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis retail industry. In 2017, the Company acquired a 51% interest in G4 Products LLC, (“G4”) which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company organized AgroExports LLC (“Agro”) to serve as the domestic and international distribution arm for sales of agricultural and horticultural tools and implements and created www.procannagro.com for online sales.

In September 2018, the Company changed its name to MJ Harvest, Inc. The articles of incorporation with the State of Nevada were amended and restated to reflect the name change with an effective date of September 18, 2018, and on December 10, 2020, the articles were again amended and restated to increase the number of authorized common shares from 50,000,000 to 100,000,000, with no effect on the outstanding common shares or the par value of the common stock.

On December 7, 2018, the Company acquired the remaining 49% of G4, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments from sales in Canada. Sales in Canada are currently serviced through a fulfillment center in Toronto.

On April 8, 2020, the Company finalized an acquisition from Elevated Ag Solutions, Inc. (“Elevated”) of several domain names, a non-compete agreement, and customer relationships and began selling a broad range of products, including soils and soil enhancements, through www.weedfarmsupply.com. The Company operated the business through the end of the first quarter, but due to unforeseen difficulties in obtaining adequate transaction details, and lack of performance of the web site, the Company entered into an agreement to unwind the acquisition. No sales were generated from this acquisition in the quarter ended February 28, 2021. See Note 3 – Intangible Assets.

Basis of Presentation and Consolidation

The Company’s fiscal year-end is May 31. The unaudited financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the interim financial statements have been included. Operating results for the three and nine-month periods ended February 28, 2021 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2021.

For further information refer to the financial statements and footnotes thereto in the Company’s audited financial statements for the year ended May 31, 2020 in the Form 10-K as filed with the Securities and Exchange Commission.

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries Agro, G4, and Agro Canada. All intercompany transactions have been eliminated.

Going Concern

The Company has an accumulated deficit of $4,969,010 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

The intangible assets owned by G4, consisting of patents and other intangible assets relating to the Debudder Products, serve as a building block for the Company’s efforts to grow revenues. In the nine months ended February 28, 2021, the Company generated operating revenue from the Debudder Products but the level of revenue from the current product line has not been sufficient to support profitable operations to date.

Additional acquisitions and business opportunities are under consideration, but as of February 28, 2021, the Company has not reached agreement with any other acquisition candidates or business opportunities. Management intends to finance operating costs over the next twelve months with advances from directors, funds borrowed from third-party lenders, and/or a private placement or public offering of common stock. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Share based compensation, impairment of long-lived assets, amortization of intangible assets, and income taxes are subject to estimates. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current period presentation.

New Accounting Standards

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. Adoption of this update as of June 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Clarifying the Interaction Between Topic 808 and Topic 606 Revenue from Contracts with Customers, which clarifies when transactions between participants in a collaborative arrangement are within the scope of Topic 606. Adoption of this update as of June 1, 2020 did not have a material impact on the Company’s consolidated financial statements.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Accounting Standards Codification (“ASC”) 606,” Revenue Recognition.” At February 28, 2021, the Company operates as one reportable segment.

The Company generates revenue based on sales of products and revenue is recognized when the Company satisfies its performance obligation by shipping products to its customers. The Company’s products consist of agricultural tools and implements, soils, and soil additives used primarily in growing and harvesting hemp and marijuana. Shipments terms are FOB origination, so revenue is recognized when the product is delivered to the shipper by the Company’s fulfillment centers or, in the case of drop shipments of distributed products, when the products are shipped from the manufacturer. At the time the products are delivered to the shipper, no other performance obligations remain. Revenue is recognized in an amount that reflects the consideration that is received in exchange for the products shipped.

The Company accounts for shipping and handling activities as a fulfillment cost and include fees received for shipping and handling as part of the transaction price. Provision for sales incentives, discounts, and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. Sales incentives, discounts and returns and allowances were not material in the periods presented in the accompanying consolidated financial statements. The Company had no warranty costs associated with the sales of its products in the periods presented in the accompanying consolidated statements of operations and no provision for warranty expenses has been included.

Inventory

Inventory consists of purchased products and are stated at the lower of cost or net realizable value, with cost being determined using the average cost method on a first-in first-out basis. Allowances for obsolete inventory are recognized when the inventory is determined to be unsalable through the normal course of business. Inventory consists of the Company’s debudder products in 5-gallon bucket lid and edge models. The soils business has been discontinued and the Company does not maintain and inventory of any soil products.

Intangible Assets

Intangible assets are accounted for in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The Company’s finite-lived intangible assets consist of patents, a non-compete agreement, and customer relationships. The Company’s indefinite-lived intangible assets consist of acquired domain names.

Finite-lived intangible assets are amortized over their useful lives, which are currently ten years for patents, two years for the non-compete agreement, and ten years for customer relationships. The carrying amounts of finite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the Company may be unable to recover the asset’s carrying amount.

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist.

Determination of acquisition date fair values and intangible asset impairment tests require judgment. Significant judgments required to estimate the fair value of intangible assets include determining the appropriate valuation method, identifying market prices for similar type items, estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates.

Net Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, potentially dilutive common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. During the periods ended February 28, 2021 and February 29, 2020, the Company had no common stock equivalents outstanding.

Share-Based Payments

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued and recognized when the board of directors authorizes the issuance.

NOTE 2 – FIXED ASSETS

Fixed assets consisted of the following at February 28, 2021 and May 31, 2020:

	February 28,	May 31,
Property & Equipment	2021	2020
Equipment - production molds	$25,109	$25,109
Less: Accumulated amortization	(13,010)	(9,230)
Net Equipment	$12,099	$15,879

Depreciation expense for the three and nine-months ended February 28, 2021 were $1,260 and $3,780, respectively and for the three and nine-month periods ended February 29, 2020 were $1,260 and $3,780, respectively.

NOTE 3 - INTANGIBLE ASSETS

The Company’s intangible assets consist of both finite and indefinite lived assets. Finite-lived assets include patent rights acquired in the acquisition of G4, a non-compete agreement, and customer relationships acquired in the Elevated transaction. The Company’s sole indefinite lived asset was the five domain names acquired in the Elevated transaction. Both acquisitions are described below. At February 28, 2021 and May 31, 2020, intangibles assets are:

	February 28,	May 31,
Intangibles	2021	2020
Finite lived intangibles
Patents	$250,000	$250,000
Less: Impairment of patents	(100,000)	(100,000)
	150,000	150,000
Less: accumulated amortization	(20,416)	(9,166)
Patents, net	129,584	140,834

Non-compete agreement	157,000	157,000
Less: impairment of non-compete	(107,000)	(107,000)
	50,000	50,000
Less: accumulated amortization	(6,900)	—
Less: adjustment for discontinued operations	(43,100)	—
Non-compete agreement, net	—	50,000

Customer relationships	826,000	826,000
Less: Impairment of relationships	(551,000)	(551,000)
	275,000	275,000
Less: accumulated amortization	(6,225)	—
Less: adjustment for discontinued operations	(268,775)
Customer relationships, net	—	275,000
Total finite lived intangibles	129,584	465,834

Indefinite lived intangibles
Domain names	25,000	25,000
Less: adjustment for discontinued operations	(25,000)	—
Total domain names	—	25,000
Total intangibles	$129,584	$490,834

Amortization of intangibles for each of the next five years is:
2021	$ 15,000
2022	$ 15,000
2023	$ 15,000
2024	$ 15,000
2025	$ 15,000

Amortization expense for the three and nine-months ended February 28, 2021 was $3,750 and $24,375, respectively . The patents are amortized over their useful lives of ten years. The intangible non-compete agreement and customer relationships were being amortized over their estimated useful lives of two years and ten years, respectively, commencing June 1, 2020.

After the Company acquired the assets from Elevated in the fourth quarter of the fiscal year ended May 31, 2020, the Company began a soils division for the quarter ended August 31, 2020. During that period, the Company noted unanticipated difficulties in obtaining accurate transaction data on a timely basis, and management also estimated that the business was not properly positioned to become profitable within a reasonable time frame. Accordingly, management elected to discontinue operations of the soils division during the three months ended November 30, 2020. The Company entered into negotiations with the seller of the assets (Elevated), to unwind the acquisition and return the acquired assets to the seller. On October 30, 2020, a settlement agreement was signed that provided for a return of all acquired assets to Elevated, cancellation of employment and non-compete agreements, return of 1,300,000 shares of the Company’s common stock paid to Elevated in the acquisition, and an agreement by the Company to pay $10,000 to Elevated in $2,000 per month installments over five months. The cancellation of the common stock issued by the Company will become final upon payment of the full $10,000. For purposes of these financial statements, the Company has recorded the return of the assets, a balance payable of $10,000 net of $8,000 in payments made through February 28, 2021. The stock will be cancelled after the final payment is made, which will occur in fiscal fourth quarter ending May 31, 2021. As of February 28, 2021, the Company owed $2,000 on the settlement payment and this amount was paid in full on March 5, 2021.

Results of Elevated operations for the three and nine-month periods ended February 28, 2021 are shown as discontinued operations on the consolidated statement of operations. The results from discontinued operations are as follows:

OPERATING RESULTS	Three Months	Nine Months
	Ended	Ended
	February 28, 2021	February 28, 2021
Revenue	$—	$75,217
Cost of revenue	—	66,243
Amortization	—	13,125
Gross profit (loss)	—	(4,151)
Loss on discontinued operations	—	(10,000)
	$—	$(14,151)

NOTE 4 – RELATED PARTY TRANSACTIONS

At February 28, 2021 and May 31, 2020, the Company had advances from related parties and balances payable to related parties for services. These amounts are classified as long-term liabilities as it is anticipated they will be settled with shares of the Company’s common stock. During the three and nine-month periods ended February 28, 2021, the related party transactions included the following:

RELATED PARTY TRANSACTIONS

	Related Party Advances at	Additions During the Nine Months Ended February 28, 2021		Related Party Advances at	Payable to Related Parties for Services at
	May 31, 2020	Advances	Services	February 28, 2021	February 28, 2021
Related Parties
Patrick Bilton, CEO and Director
Cash advances	$726,414	$138,000	$—	$864,414	$—
Payable for services	—		210,000		210,000
David Tobias, Director	80,553	—	—	80,553	—
Jerry Cornwell, Director	23,015	6,000	—	29,015	—
Totals	$829,982	$144,000	$210,000	$973,982	$210,000

	Related Party Advances at	Additions During the Nine Months Ended February 29, 2020		Related Party Advances at	Payable to Related Parties for Services at
	May 31, 2019	Advances	Services	February 29, 2020	February 29, 2020
Related Parties
Patrick Bilton, CEO and Director	$448,455	$214,959	$—	$663,414	$—
David Tobias, Director	75,553	5,000	—	80,553	—
Jerry Cornwell, Director	15,696	819	—	16,515	—
Total for related parties	$539,704	$220,778	$—	$760,482	$—

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The agreement for the acquisition of G4 during the year ended May 31, 2019 included earn-out provisions that provide for the seller to “earn-out” additional compensation dependent upon product sales. The earn-out provisions were applicable to sales of G4’s products for calendar years 2018-2020. The earn-out compensation was based upon a calculation of sales of G4’s products less the Company’s original investment in G4. Sales of the G4 products were not sufficient to warrant an earnout payment and this contingency lapsed on December 31, 2020.

The G4 acquisition agreement also contained provisions for additional consideration of $100,000, payable in shares of the Company’s common stock, when certain patents were issued. On October 8, 2019, the patents were issued by the USPTO to G4 and the Company recorded $100,000 as stock payable. The amount was also added to intangible assets – patents (see Note 3). The shares have not yet been issued at the request of the inventor entitled to the shares, but the Company expects to issue shares to satisfy the stock payable balance during the calendar year ending December 31, 2021.

In connection with the acquisition of the domain names, non-compete and customer relationships referred to as the Elevated acquisition, the Company agreed to certain contingent value shares and certain earnout shares. These agreements were cancelled when the Company and Elevated agreed to unwind the transaction as described in Note 3.

NOTE 6 – SHARE CAPITAL

In the three and nine-month periods ended February 28, 2021 and February 29, 2020, the Company issued shares of stock for various purposes as described in the following tables. In addition, the Company had obligations to issue shares of stock at the end of each period as reflected in the following tables:

	Nine Months Ended February 28, 2021
	Shares issued in the Period for:						Shares Issuable at February 28, 2021
	Common Stock Payable		Services & Other		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	-	$ -	-	$ -	-	$ -	-	$ -	-	$ -	-	$ -
David Tobias	-	-	78,571	20,000	78,571	20,000	-	-	8,403	10,000	8,403	10,000
Jerry Cornwell	-	-	78,571	20,000	78,571	20,000	-	-	8,403	10,000	8,403	10,000
Brad Herr	-	-	117,857	30,000	117,857	30,000	-	-	12,605	15,000	12,605	15,000
Total for related parties	-	$ -	274,999	$ 70,000	274,999	$ 70,000	-	$ -	29,411	$ 35,000	29,411	$ 35,000

Unrelated Parties	-	$ -	547,203	$ 171,102	547,203	$ 171,102	400,000	$ 100,000	19,807	$ 23,571	419,807	$ 123,571

Aggregate Totals	-	$ -	822,202	$ 241,102	822,202	$ 241,102	400,000	$ 100,000	49,218	$ 58,571	449,218	$ 158,571

	Three Months Ended February 28, 2021
	Shares issued in the Period for:						Shares Issuable at February 28, 2021
	Common Stock Payable		Services		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	-	$ -	-	$ -	-	$ -	-	$ -	-	$ -	-	$ -
David Tobias	28,571	10,000	-	-	28,571	10,000	-	-	8,403	10,000	8,403	10,000
Jerry Cornwell	28,571	10,000	-	-	28,571	10,000	-	-	8,403	10,000	8,403	10,000
Brad Herr	42,857	15,000	-	-	42,857	15,000	-	-	12,605	15,000	12,605	15,000
Total for related parties	99,999	$ 35,000	-	$ -	99,999	$ 35,000	-	$ -	29,411	$ 35,000	29,411	$ 35,000

Unrelated Parties	67,346	$ 23,571	200,000	$ 60,000	267,346	$ 83,571	400,000	$ 100,000	19,807	$ 23,571	419,807	$ 123,571

Aggregate Totals	167,345	$ 58,571	200,000	$ 60,000	367,345	$ 118,571	400,000	$ 100,000	49,218	$ 58,571	449,218	$ 158,571

	Nine Months Ended February 29, 2020
	Shares issued in the Period for:						Shares Issuable at February 29, 2020
	Common Stock Payable		Services		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	240,000	$ 60,000	820,000	$ 205,000	1,060,000	$ 265,000	-	$ -	-	$ -	-	$ -
David Tobias	-	-	100,000	25,000	100,000	25,000	-	-	-	-	-	-
Jerry Cornwell	-	-	100,000	25,000	100,000	25,000	-	-	-	-	-	-
Brad Herr	60,000	15,000	180,000	45,000	240,000	60,000	-	-	-	-	-	-
Total for related parties	300,000	$ 75,000	1,200,000	300,000	1,500,000	$ 375,000	-	$ -	-	$ -	-	$ -

Unrelated Parties	208,500	$ 52,125	502,420	$ 125,605	710,920	$ 177,730	400,000	$ 100,000	-	$ -	400,000	$ 100,000

Aggregate Totals	508,500	$ 127,125	1,702,420	$ 425,605	2,210,920	$ 552,730	400,000	$ 100,000	-	$ -	400,000	$ 100,000

	Three Months Ended February 29, 2020
	Shares issued in the Period for:						Shares Issuable at February 29, 2020
	Common Stock Payable		Services		Total		Patent Issuance Bonus Shares		Current Period Services		Total
	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value	Shares	Value
Related Parties
Patrick Bilton	260,000	$ 65,000	260,000	$ 65,000	520,000	$ 130,000	-	$ -	-	$ -	-	$ -
David Tobias	20,000	5,000	20,000	5,000	40,000	10,000	-	-	-	-	-	-
Jerry Cornwell	20,000	5,000	20,000	5,000	40,000	10,000	-	-	-	-	-	-
Brad Herr	60,000	15,000	60,000	15,000	120,000	30,000	-	-	-	-	-	-
Total for related parties	360,000	$ 90,000	360,000	90,000	720,000	$ 180,000	-	$ -	-	$ -	-	$ -

Unrelated Parties	114,000	$ 28,500	127,920	$ 31,980	241,920	$ 60,480	400,000	$ 100,000	-	$ -	400,000	$ 100,000

Aggregate Totals	474,000	$ 118,500	487,920	$ 121,980	961,920	$ 240,480	400,000	$ 100,000	-	$ -	400,000	$ 100,000

NOTE 7 – REVENUE

Company product revenue is generated though sales of its debudder products and, from April 2020 through August 31, 2020, soil products offered through the Weed Farm Supply division acquired from Elevated. The Weed Farm Supply division was discontinued on September 1, 2020 (see Note 3). Revenue from this division are not included in the tables below.

Three Months

	Three-months ended
	February 28, 2021	February 29, 2020
Debudder Products	$14,377	$30,003

	Three-months ended,
Customer Concentrations	February 28, 2021	February 29, 2020
Debudder sales
Customer A	$-	$8,397
Customer B	13,675	-
Totals	$13,675	$8,397
% of Total Revenues	95%	28%

Nine Months

	Nine-months ended
	February 28, 2021	February 29, 2020
Debudder Products	$87,513	$118,094

	Nine-months ended
Customer Concentrations	February 28, 2021	February 29, 2020
Debudder sales
Customer A	$34,285	$44,197
Customer C	26,130	—
Customer B	13,675	—
Totals	$74,090	$44,197
% of Total Revenues	85%	37%

NOTE 7 – REVENUE, Continued:

All sales were domestic except for $91  and $4,112 in the three and nine-month periods ended February 28, 2021 which were international. There were $0 and $1,700 in international sales in the three and nine-month periods ended February 29, 2020, respectively.

As of February 28, 2021 and February 29, 2020, there were $4,500 and $100, respectively, of accounts receivable from the Company’s primary customers.

Pursuant to the agreement for the acquisition of the Elevated assets (Notes 3 and 5), the Company was obligated to pay Elevated a percentage of monthly gross profit earned on the sale of products included in the Elevated asset acquisition. During the three-month period ended August 31, 2020, a total of $66,242 was recognized as cost of sales under this agreement. During the three-month period ended February 28, 2021, no amounts were earned by Elevated pursuant to this agreement. The Elevated Agreement has subsequently been unwound and no payments are due Elevated under the percentage of gross profit allocation formula contained in the original agreement.

NOTE 8 – SUBSEQUENT EVENTS

Elevated Payments

In connection with unwinding the Elevated acquisition, the Company agreed to pay Elevated $10,000 in five installments of $2,000 each. Payments of $2,000 each were made in November, December, January, and February, leaving a current balance at February 28, 2021 of $2,000. The final payment was made on March 5, 2021 and the amount has been paid in full. The Company will cancel 1,300,000 shares of common stock issued in the asset acquisition in the fourth quarter.

Borrowings Transactions

On March 22, 2021, the Company, as the borrower, entered into agreements with AJB Capital Investments LLC and SDT Holdings LLC for the sale of an aggregate of $900,000 in Promissory Notes (the “Notes”), $300,000 from AJB and $600,000 for SDT. The terms of the Notes are the same except for the dollar amounts and fees which are double for SDT compared to AJB. The terms of the Notes are described below in the aggregate.

The Notes provide for an original issue discount of 10% or $90,000, payment of legal fees of $22,500, and payment of $10,500 for due diligence fees, resulting in net proceeds to the Company of $777,000. The Company also agreed to pay a commitment fee of $750,000 payable by issuance of 1,200,000 shares of restricted common stock and 3,000,000 warrants that are exercisable at $0.38 per share with a three-year term expiring on March 21, 2024. The Notes bear interest at the rate of 12% if paid on or before September 21, 2021. MJHI has the right to extend the Notes for an additional six months at an interest rate of 15%, in which case the Notes would be due March 21, 2022. The Notes are secured by all assets of the Company.

In addition, the notes require a financing fee of $54,000 which is payable in installments of $9,000 each month with the first payment due on April 1, 2021.

In the event of default, the remaining principal amount of the Notes plus all accrued interest and other fees due under the terms of the Notes may be converted at the sole election of the Note holders into restricted common stock of the Company at a 90% of the market price for the Company’s shares at the time of conversion.

PPK Transaction

On March 24, 2021, the Company, as the lender, finalized a convertible note agreement with PPK Investment Group, Inc. (“PPK”) in the amount of $620,000. The convertible note bears interest at 6% per annum and is due on September 1, 2021. The conversion feature of the Note provides that the Company may convert the Note to acquire a 6.2% interest in PPK if allowed by Oklahoma State laws governing ownership of cannabis licenses. If converted, the interest accrued from the loan date of March 24, 2021 through the date of conversion will be forgiven.

Upon conversion, the Company will also have the right to acquire an additional 3.8% interest in PPK (10% in total) for payment of $380,000 by issuance of restricted common stock of the Company priced at $0.25 per share or 1,520,000 shares.

In the event of conversion of the Convertible Note into an investment in PPK, a Securities Purchase Agreement signed concurrently with the Convertible Note will also become effective. The Securities Purchase Agreement gives the Company the right to increase its investment up to a 100% ownership interest in PPK, provided such increased ownership is in compliance with Oklahoma State cannabis licensing requirements. the acquisition price would be paid on the same terms as the initial acquisition of the 10% interest - 62% in cash and 38% in share of the Company’s common stock with the stock priced at $0.25 per share. The total value of 100% acquisition of PPK is $10,000,000.

The Securities Purchase Agreement, if activated by conversion of the convertible note, includes an earnout which could result in payment of additional consideration to PPK if the valuation at the end of a look back period is greater than $10,000,000. For purposes of the earnout, the valuation will be based on three times earnings before interest, taxes, depreciation, and amortization (EBITDA).

The Securities Purchase Agreement, if activated by conversion of the convertible note, also contains agreement with Ralph Clinton Pyatt III (“Clinton Pyatt”), President of PPK, to continue his role as Chief Executive Officer and President of the PPK business for a period of at least three years. The Company also has an option to acquire the real estate that PPK  utilizes in its operations. The real estate is currently under lease to Country Cannabis by an affiliated Company owned by Clinton Pyatt.

MJ HARVEST, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MJ Harvest, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MJ Harvest, Inc (the “Company”) as of May 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has continuing net losses and accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DeCoria, Maichel & Teague, P.S.

We have served as the Company’s independent auditor since 2016.

Spokane, Washington

September 13, 2020

MJ HARVEST, INC.

Consolidated Balance Sheets

May 31, 2020 and 2019

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$32,343	$13,592
Accounts receivable	19,216	9,191
Vendor deposits	20,000	—
Inventory	32,840	56,205
Total current assets	104,399	78,988

Deposits	—	480
Fixed assets, net	15,879	20,919
Finite-lived intangible assets	465,834	—
Indefinite-lived Intangible assets	25,000	150,000

Total Assets	$611,112	$250,387

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$62,801	$2,232
Other current liabilities	35,060	13,683
Total current liabilities	97,861	15,915

Common stock payable	100,000	127,125
Advances from related parties	829,982	539,704
Total Liabilities	1,027,843	682,744

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, par value $0.0001, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value per share, 50,000,000 shares authorized, 22,892,974 and 18,758,739 issued and outstanding, respectively	2,289	1,876
Additional paid-in capital	3,763,374	1,784,486
Accumulated deficit	(4,182,394)	(2,218,719)
Total stockholders’ equity (deficit)	(416,731)	(432,357)
Total Liabilities and Stockholders’ Equity (Deficit)	$611,112	$250,387

The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.

Consolidated Statements of Operations

For the years ended May 31, 2020 and 2019

	2020	2019
REVENUE	$327,891	$72,654
COST OF REVENUE	209,662	24,597
Gross profit	118,229	48,057

OPERATING EXPENSES:
Officer and director compensation	708,000	358,842
General and administrative	84,779	84,227
Impairment of intangible assets	758,000	178,137
Professional fees and contract services	531,125	383,392
Total operating expenses	2,081,904	1,004,598

NET LOSS FROM OPERATIONS	(1,963,675)	(956,541)

Allocation of net income to non-controlling interest	—	(5,730)
NET LOSS ATTRIBUTABLE TO MJ HARVEST, INC.	$(1,963,675)	$(962,271)

NET LOSS PER COMMON SHARE - Basic and diluted	$(0.10)	$(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - Basic and diluted	20,204,819	18,078,635

The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the years ended May 31, 2020 and 2019

			Additional		Non-
	Common Stock		Paid-In	Accumulated	controlling
	Shares	Amount	Capital	Deficit	Interest	Total

BALANCES, May 31, 2018	17,598,739	$1,760	$1,418,227	$(1,256,448)	$140,645	$304,184

Acquisition of minority interest in G4	80,000	8	96,367	—	(146,375)	(50,000)
Share based compensation	1,080,000	108	269,892	—	—	270,000
Net loss	—	—	—	(962,271)	5,730	(956,541)

BALANCES, May 31, 2019	18,758,739	$1,876	$1,784,486	$(2,218,719)	$—	$(432,357)

Acquisiton of intangible assets	1,400,000	140	1,007,860	—	—	1,008,000
Share based compensation	2,225,635	222	843,954	—	—	844,176
Shares issued for stock payable	508,500	51	127,074	—	—	127,125
Net loss	—	—	—	(1,963,675)	—	(1,963,675)

BALANCES, May 31, 2020	22,892,874	$2,289	$3,763,374	$(4,182,394)	$—	$(416,731)

The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.

Consolidated Statements of Cash Flows

For the years ended May 31, 2020 and 2019

	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,963,675)	$(956,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Share based compensation	844,176	270,000
Depreciation and amortization	14,206	4,190
Share based compensation to be issued	—	127,125
Impairment of intangible assets	758,000	178,137
Changes in operating assets and liabilities:
Accounts receivable	(10,025)	(8,471)
Deposits	(19,520)	(480)
Inventory	23,365	(33,138)
Accounts payable and other current liabilities	81,946	247
NET CASH (USED IN) OPERATING ACTIVITIES	(271,527)	(418,931)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of G4	—	(50,000)
Acquisition of fixed assets	—	(19,209)
NET CASH (USED) IN INVESTING ACTIVITIES	—	(69,209)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances from related parties	290,278	498,455
NET CASH PROVIDED BY FINANCING ACTIVITIES	290,278	498,455

NET CHANGE IN CASH AND CASH EQUIVALENTS	18,751	10,315

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	13,592	3,277

CASH AND CASH EQUIVALENTS END OF YEAR	$32,343	$13,592

Supplemental disclosure of cash flow information
Cash paid for interest	$2,976	$—
Non cash financing and investing activities:
Common stock issued for acquisition of Elevated assets	$1,008,000	$—
Common stock issued for acquisition of G4	—	20,000
Common stock to be issued for patents	100,000	—
Common stock issued for stock payable	127,125	—

The accompanying notes are an integral part of these consolidated financial statements.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

MJ Harvest, Inc. (the “Company”), develops, acquires, and distributes agricultural and horticultural tools and implements for sale primarily to growers and operators in the hemp and cannabis retail industry. In 2017, the Company acquired a 51% interest in G4 Products LLC, (“G4”) which owns the intellectual property for a manual debudder product line marketed under the Original 420 Brand as the Debudder Bucket Lid and Edge. The Company organized AgroExports LLC (“Agro”) to serve as the domestic and international distribution arm for sales of agricultural and horticultural tools and implements, and also created www.procannagro.com for online sales of its products.

In September 2018, the Company changed its name to MJ Harvest, Inc. The articles of incorporation with the State of Nevada were amended and restated to reflect the name change with an effective date of September 18, 2018.

On December 7, 2018, the Company acquired the remaining 51% of G4, making it a wholly owned subsidiary. On April 10, 2019, the Company formed AgroExports.CA ULC (“Agro Canada”), a wholly owned Canadian subsidiary in order to facilitate online payments from sales in Canada. Sales in Canada are currently serviced through a fulfillment center in Toronto.

On April 8, 2020, the Company finalized acquisition from Elevated Ag Solutions, Inc. (“Elevated”) of several domain names, a non-compete agreement, and customer relationships and began selling a broad range of products, including soils and soil enhancements, through www.weedfarmsupply.com. The Elevated business is operated through Agro.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year-end is May 31.

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries Agro, G4, and Agro Canada. All intercompany transactions have been eliminated. Subsidiaries are consolidated from the date of acquisition, that being the date on which the Company has the power to govern financial and operating policies of the entities acquired. The financial statements of the subsidiaries are reported for the same reporting period as the parent, using consistent accounting policies in all material respects. For the period June 1, 2018 to December 7, 2018, the Company owned 51% of G4. 49% was owned by a non-controlling interest. On December 7, 2018, the Company acquired the remaining 49% from the non-controlling interest resulting in G4 becoming a wholly-owned subsidiary.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Going Concern

The Company has an accumulated deficit of $4,182,394 which, among other factors, raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

Additional acquisitions and business opportunities are now under consideration. Management intends to finance operating costs over the next twelve months with advances from directors and/or a private placement or public offering of common stock or debt instruments. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Share based compensation for services, impairment of long-lived assets, amortization of intangible assets, and income taxes are subject to estimates. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current year presentation.

New Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The update modified the classification criteria and requires lessees to recognize the assets and liabilities on the balance sheet for most leases. The update was effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Adoption of this update as of June 1, 2019 did not have a material impact on the Company’s consolidated financial statements because the Company has no long-term operating leases.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The update aligns the accounting for share-based payment awards issued to nonemployees with those issued to employees. Under the new guidance, the nonemployee awards will be measured on the grant date and compensation costs will be recognized when achievement of the performance condition is probable. This new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The adoption of the new guidance on June 1, 2019 did not have a material impact on the Company’s consolidated financial statements.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU 2018-18, Clarifying the Interaction Between Topic 808 and Topic 606 Revenue from Contracts with Customers, which clarifies when transactions between participants in a collaborative arrangement are within the scope of Topic 606. This ASU becomes effective for the Company in the year ending December 31, 2020 and early adoption is permitted. The Company is currently assessing the impact that this ASU will have on its consolidated financial statements.

Fair Value Measurements

GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

At May 31, 2020 and 2019, the Company did not have any assets or liabilities that were measured at a fair value on a recurring basis.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Financial Instruments

The carrying amounts of cash and cash equivalents, and advances from related parties, reported on the consolidated balance sheets approximate their fair value as of May 31, 2020 and 2019.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less when acquired to be cash equivalents.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with Accounting Standards Codification (“ASC”) 606,” Revenue Recognition.” The Company operates as one reportable segment.

The Company generates revenue based on sales of products and revenue is recognized when the Company satisfies its performance obligation by shipping products to our customers. Our products consist of agricultural tools and implements, soils, and soil additives used primarily in growing and harvesting hemp and marijuana. Shipments terms are FOB origination, so revenue is recognized when the product is delivered to the shipper by our fulfillment centers or, in the case of drop shipments of distributed products, when the products are shipped from the manufacturer. At the time the products are delivered to the shipper, no other performance obligations remain. Revenue is recognized in an amount that reflects the consideration that is received in exchange for the products shipped.

The Company accounts for shipping and handling activities as a fulfillment cost and include fees received for shipping and handling as part of the transaction price. Provision for sales incentives, discounts, and returns and allowances, if applicable, are accounted for as reductions of revenue in the period the related sales are recorded. Sales incentives, discounts and returns and allowances were not material in the periods presented in the accompanying consolidated financial statements. The Company had no warranty costs associated with the sales of its products in the periods presented in the accompanying consolidated statements of operations and no provision for warranty expenses has been included.

Inventory

Inventory consists of purchased products and is stated at the lower of cost or market, with cost being determined using the average cost method. Allowances for obsolete inventory are recognized when the inventory is determined to be unsalable through the normal course of business.

Fixed Assets

Fixed assets consist of molds used in the third-party manufacturing process and are recorded at cost. Maintenance, repairs, and minor replacements are expensed as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in operating expenses in the period of disposal.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Depreciation is computed using the straight-line method over the estimated useful lives of the molds which is five years.

Accounting for Acquisitions

Business acquisitions are recorded using the acquisition method of accounting in accordance with ASC 805 Business Combinations, and, accordingly, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. After the purchase price has been allocated, goodwill is recorded to the extent the total consideration paid for the acquisition, including the acquisition date fair value of contingent consideration, if any, exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities. Acquisition costs for business combinations are expensed when incurred.

Acquisitions not meeting the accounting criteria to be accounted for as a business combination are accounted for as an asset acquisition. An asset acquisition is recorded at its purchase price, inclusive of acquisition costs, which is allocated among the acquired assets and assumed liabilities based upon their relative fair values at the date of acquisition.

The operating results of an acquisition are included in the consolidated statements of operations from the date of acquisition.

The allocation of the purchase consideration for acquisitions can require extensive use of accounting estimates and judgments to allocate the purchase consideration to the assets acquired and liabilities assumed based on their respective fair values. Judgment is required in determining which valuation technique should be applied. Critical estimates in valuing certain identifiable assets include but are not limited to market comparables, expected long-term revenues; future expected operating expenses; cost of capital; assumed attrition rates; and discount rates.

Intangible Assets

Intangible assets are accounted for in accordance with ASC 350 “Intangibles-Goodwill and Other” (“ASC 350”). Intangible asset amounts represent the acquisition date fair values of identifiable intangible assets acquired. The Company’s finite-lived intangible assets consist of patents, a non-compete agreement, and customer relationships.The Company’s indefinite-lived intangible assets consist of acquired domain names.

Finite-lived intangible assets are amortized over their useful lives, which are currently ten years for patents, two years for the non-compete agreement, and ten years for customer relationships. The carrying amounts of finite-lived intangible assets are evaluated for recoverability whenever events or changes in circumstances indicate that the Company may be unable to recover the asset’s carrying amount.

When there is no foreseeable limit on the period of time over which an intangible asset is expected to contribute to the cash flows of the Company, an intangible asset is determined to have an indefinite life. Indefinite life intangible assets are not amortized but tested for impairment annually or more frequently when indicators of impairment exist.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Determination of acquisition date fair values and intangible asset impairment tests require judgment. Significant judgments required to estimate the fair value of intangible assets include determining the appropriate valuation method, identifying market prices for similar type items, estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates.

Income taxes

The Company utilizes the liability method of accounting for income taxes which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Additionally, deferred tax assets are evaluated, and a valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. There can be no assurance that the Company’s future operations will produce sufficient earnings so that the deferred tax asset can be fully utilized. The Company currently maintains a full valuation allowance against net deferred tax assets.

Net Earnings (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. During the years ended May 31, 2020 and 2019, the Company had no common stock equivalents outstanding.

Share-Based Payments

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued and recognized when the board of directors authorizes the issuance.

NOTE 2 – FIXED ASSETS

Fixed assets consisted of the following at May 31, 2020, and 2019:

	2020	2019
Equipment - production molds	$25,109	$25,109
Less: Accumulated amortization	(9,230)	(4,190)
Net Equipment	$15,879	$20,919

Depreciation expense for the years ended May 31, 2020 and 2019 was $5,040 and $4,190, respectively.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – INTANGIBLES

The Company’s intangible assets consist of both finite and indefinite lived assets. Finite-lived assets include patent rights acquired in the acquisition of G4, a non-compete agreement, and customer relationships acquired in the Elevated transaction. The Company’s sole indefinite lived asset are five domain names acquired in the Elevated transaction. Both acquisitions are described below.

At May 31, 2020 and 2019, intangibles assets are:

May 31,	2020	2019
Finite lived intangibles
Patents	$250,000	$328,137
Less: Impairment of patents	(100,000)	(178,137)
	150,000	150,000
Less: accumulated amortization	(9,166)	—
Patents, net	140,834	150,000

Non-compete agreement	157,000	—
Less: Impairment of non-compete	(107,000)	—
	50,000	—
Less: accumulated amortization	—	—
Non-compete agreement, net	50,000	—

Customer relationships	826,000	—
Less: Impairment of relationships	(551,000)	—
	275,000	—
Less: accumulated amortization	—	—
Customer relationships, net	275,000	—
Total finite lived intangibles	465,834	150,000

Indefinite lived intangibles
Domain names	25,000	—
Total intangibles	$490,834	$150,000

Amortization expense for the year ended May 31, 2020 and 2019 was $9,166 and nil, respectively. This amortization related exclusively to the patents. The patents are amortized over their useful lives of ten years. The intangible non-compete agreement and the customer relationships were acquired in the fourth quarter of the year ended May 31, 2020 and the Company was still implementing the domain transfers, establishing business processes and reviewing the business plan and customer relationships through the fourth quarter. No amortization was taken for these intangible assets during the year ended May 31, 2020. Management has determined that the intangible non-compete agreement and customer relationships will be amortized over their estimated useful lives of two years and ten years, respectively, commencing June 1, 2020. No amortization was taken for these intangible assets in the year ended May 31, 2020.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – INTANGIBLES, Continued:

The estimated aggregate amortization expense for each of the succeeding years ending on May 31 are as follows:

2021	$67,500
2022	$67,700
2023	$42,600
2024	$42,600
2025	$42,600

Patents - G4 Acquisition. On November 17, 2017, the Company acquired a controlling 51% interest in G4 Products, LLC (“G4”). On December 7, 2018, the Company acquired the remaining 49% interest in G4. G4 owns patents on a device used in stripping buds from plants (the Product). As a result of the acquisition of G4, the Company recorded intangible patent rights of $328,137. In the year ended May 31, 2019, the Company assessed the fair value of the patent rights using an evaluation of expected future revenues and earnings from the intangible patent rights and determined that fair value was $150,000. The Company recorded an impairment expense of $178,137 in the year ended May 31, 2019.

On October 8, 2019, the patents were issued by the United States Patent and Trademark Office (“USPTO”) on the Product and the Company became obligated to pay an additional $100,000 to the inventor under contingent terms of the G4 acquisition agreement (Note 5) which was added to the patents carrying value. Based on the impairment analysis performed during the year ended June 30, 2019, which determined that the fair value of the patent rights was $150,000, the Company recorded an impairment expense of $100,000, leaving the patent rights with a carrying value of $150,000 before amortization.

Domain Names, Non-compete Agreement, and Customer Relationships - Elevated Acquisition. On April 8, 2020, the Company acquired five domain names (including weedfarmsupply.com), a non-compete agreement, and customer relationships (collectively the “Elevated assets”) from Elevated Ag Solutions, Inc. (“Elevated”). This acquisition was considered an asset acquisition as opposed to a business acquisition because the Company did not obtain control over Elevated as a result of the transaction. Consideration for the acquisition was 1,400,000 shares of the Company’s common stock. The fair value of the share was calculated based on a 10% discount on the $0.80 trading price of the stock on the date the acquisition was finalized, or $1,008,000. A 10% discount was applied to take into account restrictions on Elevated from selling shares of the stock until January 9, 2021 and then limited in volume of sales for a period time thereafter.

On acquisition date, management estimated that the fair value of each acquired asset as follows:

●	Domain names of $25,000: determined by reference to market comparables for similar domain names at $5,000 each.

●	Non-compete agreement and customer relationships values of $50,000 and $275,000, respectively: determined by calculating discounted cash flow from expected future revenues and earnings from Weed Farm Supply products using the income approach.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – INTANGIBLES, Continued:

Total fair value of assets acquired estimated by the Company was $350,000. As a result of management’s assessment, the Company recorded an impairment expense of $658,000 during the year ended May 31, 2020. The impairment was allocated to the non-compete agreement ($107,000) and customer relationships ($551,000) based on relative fair value.

NOTE 4 – RELATED PARTY TRANSACTIONS

Related party advances represent funds advanced to the Company for working capital. At May 31, 2020 and 2019, respectively, the Company had advances from related parties and balances due for expenses paid on behalf of the Company. These amounts are not subject to repayment terms, bear no interest, and are expected to be repaid to the related parties in common stock at a future date. These related party transactions and balances are set out in the following tables.

	Additions During the			Related Party
	Year Ended May 31, 2020			Advances at
	Advances	Expenses	Total	May 31, 2020
Related Parties
Patrick Bilton, Chief Executive Officer and Director	$277,959	$—	$277,959	$726,414
David Tobias, Director	5,000	—	5,000	80,553
Jerry Cornwell, Director	6,500	819	7,319	23,015
Total for related parties	$289,459	$819	$290,278	$829,982

	Additions During the			Related Party
	Year Ended May 31, 2019			Advances at
	Advances	Expenses	Total	May 31, 2020
Related Parties
Patrick Bilton, Chief Executive Officer and Director	$401,000	$47,455	$448,455	$448,455
David Tobias, Director	50,000	—	50,000	75,553
Jerry Cornwell, Director	—	—	—	15,696
Brad Herr, Chief Financial Officer	—	—	—	—
Total for related parties	$451,000	$47,455	$498,455	$539,704

At May 31, 2020 and 2019, the Company had common stock payable of $-0- and $75,000, respectively, payable to related parties.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The agreement for the acquisition of G4 included earn-out provisions that provide for the seller to “earn-out” additional compensation dependent upon product sales. The earn-out provisions are applicable to sales of G4’s products for calendar years 2018-2020. The earn-out compensation due is based upon a calculation of sales of G4’s products less the Company’s original investment in G4. To date, no earn out provisions have been earned by the prior owner of G4. In order for earnout compensation to be due in calendar year

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – COMMITMENTS AND CONTINGENCIES, Continued:

2020, total sales of the debudder products would need to exceed $344,000. Total sales of debudder products through August 31, 2020 were approximately $40,500 and are not expected to exceed $100,000 for the calendar year. If any earnout is due based on sales in calendar year 2020, the earnout will be paid in common stock of the Company in accordance with the agreement.

The G4 acquisition agreement also contained provisions for additional consideration of $100,000, payable in shares of the Company’s common stock, when the related patent become issued. On October 8, 2019 the patents were issued by the USPTO to G4 and the Company recorded $100,000 as stock payable. The amount was also added to intangible assets – patents (see Note 3). The Company expects to issue shares to satisfy the stock payable balance during the year ending May 31, 2021.

In connection with the acquisition of the domain names, non-compete and customer relationships referred to as the Elevated acquisition, the Company agreed to adjust one half of the shares of common stock issued to Elevated (700,000) if the trading price of the Company’s common stock drops below an average of $0.25 per share during the thirty days ended January 9, 2021. Pursuant to the acquisition agreement, the initial value of the 700,000 shares was based on $0.25 per share or $175,000. If the average price is below $0.25, the Company will issue an incremental number of shares to bring the same value of the shares originally issued which was $175,000.

As part of the Elevated acquisition, the Company agreed to provide Elevated with additional “earn-out” compensation dependent upon gross margin dollars received from Weed Farm Supply product sales in 2020 and 2021. The earn-out compensation due is based upon a sliding scale with a minimum of $100,000 due in 2020 if gross margin dollars equal at least $125,000 and a maximum of $400,000 due if gross margin dollars equal at least $500,000. For 2021, the minimum earn-out compensation will be $125,000 if gross margin dollars equal at least $250,000 and maximum earn-out compensation will be $500,000 if gross margin dollars exceed $1,000,000. To August 31, 2020 in calendar year 2020, gross margin dollars generated from Weed Farm Supply product sales are less than $25,000. Gross margin dollars from Weed Farm Supply product sales are not expected to exceed $50,000 for calendar year 2020. If any earnout is due based on gross margin dollars in calendar years 2020 and 2021, the earn-out will be paid in common stock of the Company in accordance with the agreement.

NOTE 6 – SHARE CAPITAL

The authorized capital of the Company consists of 50,000,000 common shares with a par value of $0.0001 per share, and 5,000,000 preferred shares with a par value of $0.0001 per share.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

During the years ended May 31, 2020 and 2019, shares of common stock were issued to related and non-related parties for acquisitions, and services. The following tables breaks out the issuances by type of transaction and by related and non-related parties:

NOTE 6 – SHARE CAPITAL, Continued:

Year Ended May 31, 2020	Services		Acquisitions		Total
Shares Issued for Stock Payable	Shares	Value	Shares	Value	Shares	Value
Related Parties	300,000	$75,000	—	$—	300,000	$75,000
Unrelated Parties	208,500	52,125	—	—	208,500	52,125
Total Shares for Stock Payable	508,500	127,125	—	—	508,500	127,125
Shares Issued for Acquisitions
Unrelated Parties	—	—	1,400,000	1,008,000	1,400,000	1,008,000
Shares Issued for Services
Related Parties
Patrick Bilton, CEO and Director	1,080,001	413,000	—	—	1,080,001	413,000
David Tobias, Director	120,000	41,000	—	—	120,000	41,000
Jerry Cornwell, Director	120,000	41,000	—	—	120,000	41,000
Brad Herr, CFO	240,000	93,000	—	—	240,000	93,000
Total for Related Parties	1,560,001	588,000	—	—	1,560,001	588,000
Unrelated Parties	665,634	256,176	—	—	665,634	256,176
Total Shares for Services	2,225,635	844,176	—	—	2,225,635	844,176
Aggregate Totals	2,734,135	$971,301	1,400,000	$1,008,000	4,134,135	$1,979,301

Year Ended May 31, 2019	Services		Acquisitions		Total
	Shares	Value	Shares	Value	Shares	Value
Shares Issued for Acquisitions
Unrelated Parties	—	$—	80,000	$20,000	80,000	$20,000
Shares Issued for Services
Related Parties
Patrick Bilton, CEO and Director	560,000	140,000	—	—	560,000	140,000
Brad Herr, CFO	120,000	30,000	—	—	120,000	30,000
Total for Related Parties	680,000	170,000	—	—	680,000	170,000
Unrelated Parties	400,000	100,000	—	—	400,000	100,000
Total Shares for Services	1,080,000	270,000	—	—	1,080,000	270,000
Aggregate Totals	1,080,000	$270,000	80,000	$20,000	1,160,000	$290,000

At May 31, 2020 and 2019, the Company had common stock payable of $100,000 and $127,125, respectively. The balance at May 31, 2020 relates to shares issuable to the prior owners of G4 in accordance with patent approval in the year ended May 31, 2020 (Note 5). The balance at May 31, 2019 related to shares issuable for services rendered and included $75,000 payable to related parties.

In determining the fair value of the shares of common stock issued for services and acquisitions after February 20, 2020, the Company used the trading price of its common stock as listed on the OTCQB. The OTCQB is an active market which is considered a Level 1 input under fair value measurement accounting guidance. Prior to that date, the Company’s common stock was not traded on an active market and third-party trading volumes were low. Shares issued prior to February 20, 2020 were valued at the most recent cash sale of the common stock of $0.25 which is considered a Level 2 input.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – INCOME TAXES

The Company did not recognize a tax provision or benefit for the years ended May 31, 2020 and 2019 due to ongoing net losses and a valuation allowance. At May 31, 2020, the Company had net deferred tax assets which will not be realized and are fully reserved by valuation allowances.

The components of the Company’s net deferred tax assets at May 31 are as follows:

	2020	2019
Deferred tax asset:
Net operating loss carryforward	$687,163	$428,522
Non-deductible impairment expenses	196,589	37,409
Total deferred tax assets	883,752	465,931
Valuation allowance	(883,752)	(465,931)
Net deferred tax assets	$—	$—

At May 31, 2020, the Company had approximately $3,272,000 of Federal net operating losses available to carryforward. These net operating losses will expire in various amounts from 2035 through 2038, with the exception of approximately $2,166,000, which do not expire but future usage of which is limited to 80% of taxable income in the year of usage.

The reconciliation of the federal income tax rate and the Company’s tax provision (benefit) is as follows:

	2020		2019
Provision (benefit) computed using the statutory rate	$(412,372)	-21%	$(202,077)	-21%
Change in prior year estimates	(5,449)	0%	—	0%
Change in valuation allowance	417,821	21%	202,077	21%
Total income tax provision (benefit)	$—	0%	$—	0%

The Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns and found no positions that would require a liability for uncertain income tax benefits to be recognized. The Company is subject to possible tax examinations for the fiscal years 2016 through 2019. Prior year tax attributes could be adjusted by taxing authorities. If applicable, the Company will deduct interest and penalties as interest expense on the financial statements.

NOTE 8 – REVENUE

The Company product revenue is generated though sales of its debudder products and the newly acquired soil products offered through the Weed Farm Supply division. The Company’s customers, to which trade credit terms are extended, consist almost exclusively of domestic companies. The following table sets out product sales for the years ended May 31, 2020 and 2019.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – REVENUE, Continued:

	May 31,
	2020	2019
Debudder Products	$129,975	$72,654
Soil Products	172,249	—
Shipping	25,667	—
Total revenue	$327,891	$72,654

All sales were domestic except for $33,593 during the year ended June 30, 2019 which were international.

Sales of product to significant customers were as follows for the years ended May 31, 2020 and 2019:

	May 31,
Customer Concentrations	2020	2019
Debudder sales
Customer A	$44,197	$—
Customer B		39,061
Customer C		19,246
Soil sales
Customer D	81,300	—
Customer E	38,080	—
Totals	$163,577	$58,307
% of Total Revenues	50%	80%

As of May 31, 2020, there were $18,706 of accounts receivable from one of the Company’s three primary customers. As of May 31, 2019, there were $3,234 of accounts receivable from the Company’s two primary customers.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – REVENUE, Continued:

Pursuant to the agreement for the acquisition of the Elevated assets (Note 3), the Company is obligated to pay Elevated a percentage of monthly gross profit earned on the sale of products included in the Elevated asset acquisition. The percentage payable is based on the following sliding scale:

If Monthly Gross Margin is:	And Gross Margin as a percentage of sales is:	% of Gross Margin allocation
		Elevated	MJHI
$350,000 or less:
	Less than 15%	70%	30%
	Between 15% and 40%	65	35
	Greater than 40%	60	40

$350,001 to $700,000:
	Less than 15%	60	40
	Between 15% and 40%	60	40
	Greater than 40%	55	45

$700,001 to $1,000,000
	Less than 15%	50	50
	Between 15% and 40%	55	45
	Greater than 40%	50	50

Greater than $1,000,000
	Less than 15%	40	60
	Between 15% and 40%	50	50
	Greater than 40%	45	55

During the year ended May 31, 2020, a total of $20,473 was recognized as additional cost of sales under this agreement. At May 31, 2020, there were no amounts due to Elevated pursuant to this obligation.

NOTE 9 – IMPACT OF COVID-19

In March 2020, COVID-19 was declared a pandemic by the World Health Organization and the Centers for Disease Control and Prevention. Its rapid spread around the world and throughout the United States prompted many countries, including the United States, to institute restrictions on travel, public gatherings and certain business operations. These restrictions significantly disrupted economic activity in the United States and Worldwide. As of May 31, 2020 and through the date of filing of this Form 10-K, the disruption did not materially impact the Company’s financial statements.

MJ HARVEST, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – IMPACT OF COVID-19, Continued:

The effects of the continued outbreak of COVID-19 and related government responses could include extended disruptions to supply chains and capital markets, reduced labor availability and a prolonged reduction in economic activity. These effects could have a variety of adverse impacts to the Company, including our ability to operate. As of September 10, 2020, there were no material adverse impacts to the Registrants’ operations due to COVID-19.

The economic disruptions caused by COVID-19 could also adversely impact the impairment risks for certain long-lived assets. Management evaluated these impairment considerations and determined that no such impairments occurred as of May 31, 2020.

PART III

EXHIBITS TO OFFERING STATEMENT

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Amended and Restated Articles of Incorporation of MJ Harvest, Inc.	10-Q	333-234048	3.1	01/19/2021
2.2	Amended Bylaws of MJ Harvest, Inc.	10-Q	333-234048	3.2	01/19/2021
4.1	Subscription Agreement					X
6.2	AJB Capital Investments, LLC Securities Purchase Agreement dated March 22, 2021	8-K	000-56250	10.1	03/26/2021
6.3	SDT Holdings LLC Securities Purchase Agreement dated March 22, 2021	8-K	000-56250	10.5	03/26/2021
6.4	PPK Investment Group Securities Purchase Agreement	8-K	000-56250	10.1	03/30/2021
6.5	Patrick Bilton Independent Contractor Agreement dated February 25, 2019	S-1	333-234048	10.1	10/02/2019
6.6	Brad Herr Independent Contractor Agreement dated February 25, 2019	S-1	333-234048	10.2	10/02/2019
6.7	Original Ventures, Inc. Securities Purchase Agreement dated November 7, 2017	S-1	333-234048	10.3	10/02/2019
6.8	Original Ventures, Inc. Securities Purchase Agreement dated November 7, 2017	S-1	333-234048	10.4	10/02/2019
11.1	Consent of Assure CPA, LLC					X
12.1	Opinion of Legality of Shares					X

* The exhibits and schedules to the Agreement and Plan of Reorganization are not included in the foregoing exhibit.  The Registrant undertakes to furnish supplementally to the Commission copies of any omitted items on request.

(1)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, Patrick Bilton thereunto duly authorized, in West Palm Beach, Florida, on June 17, 2021.

MJ HARVEST, INC.

Dated: June 17, 2021	By: /s/ Patrick Bilton
Patrick Bilton
Chief Executive Officer and Director
(Principal Executive Officer)

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

Dated: June 17, 2021	/s/ Patrick Bilton
Patrick Bilton
Chief Executive Officer and Director
(Principal Executive Officer)

Dated: June 17, 2021	/s/ Brad E. Herr
Brad E. Herr
Chief Financial Officer
(Principal Financial Officer)
(Principal Accounting Officer)

Dated: June 17, 2021	/s/ David Tobias
David Tobias
Director

Dated: June 17, 2021	/s/ Jerry Cornwell
Jerry Cornwell
Director